Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-270327 and 333-270327-01

PRODUCT SUPPLEMENT NO. EA-02-10

(To the prospectus and prospectus supplement each dated March 7, 2023)

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N

Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Securities Linked to a Company, an ETF or an Equity Index

This product supplement sets forth terms that will apply generally to securities that we may offer from time to time using this product supplement. The specific terms of a particular issuance of securities will be set forth in a pricing supplement that we will deliver in connection with that issuance. For securities linked to an exchange-traded fund (an “ETF”) or an equity index, a separate underlying supplement or the applicable pricing supplement may contain certain information about the applicable ETF or index. If the terms specified in any pricing supplement are inconsistent with the terms specified in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control. We refer to all securities offered under this product supplement as the “securities.”

•	Payment at Maturity. Unlike conventional debt securities, the securities do not provide for the repayment of a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of:

▪ shares of a company (an “underlying company”);

▪ shares of an ETF (an “underlying ETF”);

▪ an equity index (an “underlying index”); or

▪ two or more of the foregoing,

as specified in the applicable pricing supplement. We refer to any underlying company, underlying ETF or underlying index to which the securities are linked as an “underlying.” You should carefully read the applicable pricing supplement to understand the circumstances in which the performance of the underlying(s) will cause you to receive less than the stated principal amount at maturity.

•	Coupon. The securities will not pay a coupon unless the applicable pricing supplement specifically provides otherwise. If the applicable pricing supplement provides for the payment of a coupon, the coupon rate, which may be fixed or may vary depending on the performance of the underlying(s) or otherwise, and the coupon payment date(s) will be specified in the applicable pricing supplement.

•	Risk of Loss. Your payment at maturity may be significantly less than the stated principal amount of the securities and, unless the applicable pricing supplement provides otherwise, possibly zero.

•	Credit Risk. The securities are unsecured senior debt securities of Citigroup Global Markets Holdings Inc., and the guarantee of the securities is an unsecured obligation of Citigroup Inc. Accordingly, all payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any payments that may be owed to you under the securities.

•	No Listing. The securities will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement. Accordingly, unless otherwise specified, the securities may have limited or no liquidity, and you should not invest in the securities unless you are willing to hold them until maturity. You are entitled to your payment at maturity only if you hold your securities at maturity. If you choose to and are able to sell your securities prior to maturity, you may receive significantly less than the stated principal amount.

•	Not Equivalent to Investing in the Underlying(s). Investing in the securities is not equivalent to investing directly in the underlying(s). You will not be entitled to receive any dividends with respect to the underlying(s).

•	Tax Consequences. For important information regarding certain tax consequences of investing in the securities, see “United States Federal Tax Considerations” beginning on page EA-41.

You should carefully review the specific terms of the securities described in the applicable pricing supplement together with the information contained in this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

Investing in the securities is subject to risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page EA-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The securities, and the guarantee of the securities by Citigroup Inc., are not deposits or savings accounts but are, respectively, unsecured debt obligations of Citigroup Global Markets Holdings Inc. and unsecured obligations of Citigroup Inc. The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup

March 7, 2023

We are responsible for the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus and any applicable pricing supplement. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any applicable pricing supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of these securities in any state where the offer is not permitted.

Table of Contents

Page

Product Supplement No. EA-02-10

Prospectus Supplement

Risk Factors	S-1
Important Currency Information	S-4
Forward-Looking Statements	S-5
Description of the Notes	S-6
United States Federal Tax Considerations	S-14
Plan of Distribution	S-27
Conflicts of Interest	S-28
Benefit Plan Investor Considerations	S-34
Legal Matters	S-36

Prospectus

Prospectus Summary	1
Forward-Looking Statements	6
Citigroup Inc.	6
Citigroup Global Markets Holdings Inc.	10
Use of Proceeds and Hedging	11
European Monetary Union	13
Description of Debt Securities	13
Currency Conversions and Foreign Exchange Risks Affecting
Debt Securities Denominated in a Foreign Currency	25
Plan of Distribution	27
Legal Matters	29
Experts	29

About this Product Supplement

The pricing supplement for a particular issuance of securities will describe certain specific terms of those securities, but will not describe all of the terms of those securities or contain all of the other disclosures that you should consider before investing in those securities. The terms of the securities and other disclosures that are not contained in the applicable pricing supplement are set forth in this product supplement and, to the extent not set forth in this product supplement, in the accompanying prospectus supplement and prospectus. In addition, for securities linked to an exchange-traded fund (an “underlying ETF”) or an equity index (an “underlying index”), certain information about the underlying ETF or underlying index may be contained in a separate underlying supplement. Accordingly, it is important that you read the applicable pricing supplement together with this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

You may find the Prospectus and Prospectus Supplement each dated March 7, 2023 here:
https://www.sec.gov/Archives/edgar/data/831001/000119312523063080/d470905d424b2.htm

References in this product supplement, the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus to “we,” “our” or “us” are to Citigroup Global Markets Holdings Inc., and not any of its subsidiaries, unless the context indicates otherwise.

Summary Payment Terms

Unlike conventional debt securities, the securities do not provide for the repayment of a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of:

•	shares (including American depositary shares (“ADSs”)) of a company (an “underlying company”);

•	shares of an exchange-traded fund (an “underlying ETF”);

•	an equity index (an “underlying index”); or

•	two or more of the foregoing,

as specified in the applicable pricing supplement. We refer to any underlying company, underlying ETF or underlying index to which the securities are linked as an “underlying.”

The particular payment terms of the securities will be set forth in the applicable pricing supplement. Your payment at maturity may be more than or less than the stated principal amount of the securities depending on the specific terms of the securities and the performance of the underlying(s). You should carefully read that pricing supplement to understand the payment terms of the securities and the circumstances in which the performance of the underlying(s) will cause you to receive less than the stated principal amount of the securities at maturity. The specific terms of the securities will be determined on the date we price the securities for initial sale to the public, which we refer to as the “pricing date.”

You may lose some or all of the stated principal amount of the securities, subject to the terms set forth in the applicable pricing supplement. In addition to the risks associated with the performance of the underlying(s), any payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of the obligations of Citigroup Global Markets Holdings Inc.

The securities will not pay a coupon unless the applicable pricing supplement specifically provides otherwise. If the applicable pricing supplement provides for the payment of a coupon, the coupon rate, which may be fixed or may vary depending on the performance of the underlying(s) or otherwise, and the coupon payment date(s) will be specified in the applicable pricing supplement.

The payment at maturity of the securities and, if applicable, any other payment on the securities that depends on the performance of the underlying(s) will be based on the closing value of the underlying(s) on one or more dates specified in the applicable pricing supplement (each, a “valuation date”), subject to the specific terms set forth in the applicable pricing supplement.

The “closing value” of an underlying on any date is (a) in the case of an underlying company or an underlying ETF, the closing price of its underlying shares on such date, subject to “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and (b) in the case of an underlying index, its closing level on such date. The “underlying shares” of an underlying that is an underlying company or an underlying ETF are its shares of common stock or other common equity (including ADSs representing its ordinary shares) that are traded on a U.S. national securities exchange on the applicable pricing date (or on such later date as such underlying becomes an underlying pursuant to the terms hereof, if applicable) or, if such underlying has more than one class of shares of common stock or other common equity traded on a U.S. national securities exchange on the applicable pricing date (or such later date, if applicable), the class of shares specified with respect to such underlying in the applicable pricing supplement on the pricing date (or by the calculation agent on such later date, if applicable), subject to the terms specified in “Description of the Securities.”

Before deciding whether to invest in the securities, you should carefully read and understand the sections “Risk Factors Relating to the Securities” and “Description of the Securities” in this product supplement as well as the particular terms and risk factors described in the applicable pricing supplement.

Certain events may happen that could affect any payments owed to you under the securities, such as the occurrence of market disruption events or other events affecting the underlying(s), or (in the case of a delisting of the underlying shares of an underlying company) could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount of your securities. Those events are described in this product supplement under “Description of the Securities” and will not be repeated in the applicable pricing supplement. As a result, you should carefully review and understand the section “Description of the Securities” in this product supplement.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the relevant underlying(s) because your payment at maturity will depend on the performance of the relevant underlying(s).

The risk factors below describe certain significant risks associated with an investment in the securities. You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically those risks associated with the terms of the particular issuance of securities. You should also read these risk factors together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Risk Factors Relating to All Securities

You may lose some or all of your investment in the securities.

Unlike conventional debt securities, the securities do not provide for the repayment of a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the relevant underlying(s), as described in the applicable pricing supplement. You should carefully read the applicable pricing supplement to understand the circumstances in which the performance of the underlying(s) will cause you to receive less than the stated principal amount of your securities at maturity. Depending on the particular terms of the securities, you may lose up to all of your investment in the securities. You should not invest in the securities if you are unable or unwilling to the bear the risk of losing a significant portion or all of your investment in the securities, subject to the terms set forth in the applicable pricing supplement.

The securities do not pay interest or provide for any other payments prior to maturity.

Unless the applicable pricing supplement specifies that the securities will pay a coupon, the securities will not pay any interest or provide for any other payments prior to maturity. Accordingly, unless the applicable pricing supplement specifically provides for a coupon payment, you should not invest in the securities if you seek current income during the term of the securities.

If the applicable pricing supplement provides for a coupon payment but the amount of such payment varies depending on the performance of the underlying(s) or otherwise, you should understand that you may not receive any payment on one or more (or any) coupon payment dates during the term of the securities. You should not invest in securities with such terms if you seek certainty of receiving current income during the term of the securities.

If a maximum return applies to the securities, your return on the securities will be limited.

If applicable, the maximum return will be a percentage of the stated principal amount of the securities that will be determined on the pricing date and set forth in the applicable pricing supplement. Your total return at maturity on securities with a maximum return will be limited to the specified maximum return (excluding any coupon payments, if applicable), even if the return on a direct investment in the underlying(s) would have been significantly greater. You should not invest in securities that have a maximum return if you seek to participate in the full appreciation of the relevant underlying(s).

The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the securities.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are not guaranteed by any entity other than Citigroup Inc. Any actual or anticipated changes to Citigroup Global Markets Holdings Inc.’s or Citigroup Inc.’s credit ratings or credit spreads may adversely affect the value of the securities. If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, your investment will be at risk and you could lose some or all of your investment. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of Citigroup Global Markets Holdings Inc.’s and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of their credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of their credit risk is likely to adversely affect the value of the securities.

The securities will not be listed on a securities exchange and you may not be able to sell your securities prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the securities will not be listed on a securities exchange. Accordingly, the securities may have limited or no liquidity, and you should not invest in the securities unless you are willing to hold them to maturity.

Citigroup Global Markets Inc. (“CGMI”) or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may, but is not obligated to, make a market in the securities. If CGMI or such other underwriter or agent does make a market in the securities, it may discontinue doing so at any time. Because we do not expect that other broker-dealers will participate significantly in any secondary market for the securities, the price at which you may be able to sell your securities prior to maturity is likely to depend on the price, if any, at which CGMI or such other underwriter or agent is willing to transact. If at any time CGMI or such other underwriter or agent were not to make a market in the securities, it is likely that there would be no secondary market at all for the securities. The price, if any, at which CGMI, such other underwriter or agent or any other buyer may be willing to purchase your securities in any secondary market that may develop may be significantly less than the stated principal amount; therefore, any sale of the securities prior to maturity may result in a substantial loss. As a result, you should be prepared to hold your securities to maturity.

The value of your securities prior to maturity will fluctuate based on many unpredictable factors.

The value of your securities prior to maturity will fluctuate based on the value of the underlying(s) and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

Value of Underlying(s). We expect that the value of the securities at any time will depend substantially on the value of the underlying(s) at that time. If the value of the underlying(s) declines following the pricing date, the value of your securities, if any, will also likely decline, perhaps significantly. Even at a time when the value of the underlying(s) exceeds the applicable value on the pricing date, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the value will continue to fluctuate over the term of the securities, among other reasons.

The value of any underlying ETF or underlying index to which the securities may be linked will be influenced by the value and volatility of the stocks that are held by the underlying ETF or that constitute the underlying index, as well as by complex and interrelated political, economic, financial and other factors that affect the capital markets generally. The value of any underlying company to which the securities may be linked will be influenced by the results of operations of the underlying company, as well as by the same general market factors. Hedging by us or our counterparties (which may include our affiliates), the issuance of other securities similar to the securities and other trading activities by our affiliates may also affect such values, which could negatively affect the value of the securities.

Volatility in the Closing Value of the Underlying(s). Volatility refers to the average magnitude of daily fluctuations in the closing value of an underlying over any given period. Any change in the expected volatility of the underlying(s) may adversely affect the value of the securities.

Changes in Correlation. For securities linked to two or more underlyings, if the correlation (a measure of the extent to which the values of those underlyings increase or decrease to the same degree at the same time) between those underlyings changes, the value of the securities may decrease.

Dividend Yield. If the dividend yield on the stocks included in an underlying index or paid by an underlying ETF or underlying company increases, we expect that the value of the securities may decrease. You will not be entitled to receive any dividends paid on the stocks included in an underlying index or paid by an underlying ETF or underlying company during the term of the securities, and any payment you may receive on the securities will not reflect the value of such dividend payments except to the extent such dividends reduce the value of the underlying(s).

Currency Exchange Rates. If an underlying index or an underlying ETF includes or holds stocks that are traded in a currency other than U.S. dollars and the value of such underlying index or underlying ETF is based on the U.S. dollar value of those stocks, then the value of the securities will be affected by changes in the exchange rate between the relevant currencies and the U.S. dollar. In general, if the U.S. dollar strengthens relative to such other currencies, the value of the securities will decline for that reason alone.

Volatility of Currency Exchange Rates and Correlation Between Exchange Rates and Underlying Index. If an underlying index includes stocks that are traded in a currency other than U.S. dollars and the level of such underlying index is based on the value of such stocks in such other currency, without conversion into U.S. dollars, then the value of the securities will be affected by changes in the volatility of the exchange rate between such other currency and the U.S. dollar and by changes in the correlation between such exchange rate and the level of such underlying index.

Interest Rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease.

Time Remaining to Maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. You should understand that the value of the securities may be adversely affected solely as a result of the passage of time.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the securities. Therefore, any actual or anticipated changes in either of their credit ratings or credit spreads may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

You will not receive any dividends paid with respect to the underlying(s).

As an investor in the securities, you will not receive any dividends paid by any underlying, or on any shares included in or held by any underlying index or underlying ETF, to which the securities may be linked. Further, as any payment on the securities will be based on the closing value of the applicable underlying(s) on a particular date, payments on the securities will not reflect the value of any dividends paid over the term of the securities except to the extent dividends reduce the closing value of the underlying(s). Over the term of the securities, this forgone dividend yield may cause an investment in the securities to significantly underperform a direct investment in the applicable underlying. You should not invest in the securities unless you are willing to forgo dividends in respect of the relevant underlying.

Investing in the securities is not equivalent to investing in the underlying(s).

Investing in the securities is not equivalent to investing in any underlying to which the securities may be linked. In addition to forgoing dividends, investors in the securities will not have voting rights with respect to any underlying shares, or any shares included in or held by any underlying index or underlying ETF, to which the securities may be linked. Moreover, the securities may be subject to a maximum return or other feature that may limit the extent to which an investor in the securities may participate in the performance of the underlying(s).

Your payment at maturity may be based on the value of the underlying(s) on a single day.

The applicable pricing supplement may specify that the payment at maturity of the securities, or any other payment on the securities, is based on the closing value of the underlying(s) on a single valuation date. In such case, you are subject to the risk that the relevant closing value may be lower, and possibly significantly lower, on the relevant valuation date than on one or more other dates during the term of the securities, including other dates near the relevant valuation date. If you had invested directly in the applicable underlying(s), or in another instrument linked to the underlying that you could liquidate for full value at a time selected by you, you might have achieved better returns.

Our offering of the securities is not a recommendation of the underlying(s).

You should not take our offering of the securities as an expression of our views about how any underlying to which your securities may be linked will perform in the future or as a recommendation to invest in the underlying(s), including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the securities, including positions in shares included in or held by any underlying ETF or underlying index to which your securities may be linked or positions in any underlying company to which your securities may be linked. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the value of the underlying(s).

CGMI and other of our affiliates may publish research from time to time relating to the financial markets or any underlying to which the securities may be linked. Any research, opinions or recommendations provided by CGMI may influence the value of any such underlying and the value of the securities, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the underlying(s) and the merits of investing in the securities.

The value of the underlying(s) may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the securities, we expect to hedge our obligations under the securities through certain affiliated or unaffiliated counterparties, who may take positions directly in the underlying(s) or in shares or other instruments that may affect the value of the underlying(s). For example, for securities linked to an underlying index, our counterparties may take positions directly in the shares included in the underlying index, and for securities linked to an underlying company or an underlying ETF, our counterparties may take positions directly in the underlying shares of the underlying company or underlying ETF or, in the case of an underlying ETF, in the shares held by the underlying ETF. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any valuation date, which may involve, among other things, our counterparties purchasing or selling such shares or other instruments. This hedging activity on or prior to the pricing date could potentially affect the value of the underlying(s) on the pricing date and, accordingly, potentially increase any initial value established on the pricing date, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near any valuation date, could negatively affect the value of the underlying(s) on that valuation date and, therefore, adversely affect any payment owed to you under the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the underlying(s) and/or shares or other instruments that may affect the value of the underlying(s) on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the value of the underlying(s) on any valuation date and, therefore, adversely affect the performance of the securities.

CGMI and other of our affiliates may also enter into transactions with investors who hold shares representing significant stakes in an underlying company or in a company held by an underlying ETF or included in an underlying index. Those transactions may include margin loans and derivative transactions that may be secured by those shares. In certain circumstances, CGMI or other of our affiliates may foreclose on those shares, which may involve selling a large percentage of the outstanding shares of the relevant company in a short period of time, which may put significant downward pressure on the price of the company’s shares.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with any underlying company or underlying ETF to which the securities may be linked or any company that is included in or held by any underlying ETF or underlying index to which the securities may be linked (each, a “relevant issuer”). These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you. Any prospective purchaser of the securities should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the value of the underlying(s). To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the securities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

In the case of securities linked to an underlying ETF or underlying index that is composed primarily of securities issued by non-U.S. companies or to ADSs, our affiliates may currently or from time to time engage in trading activities related to the currency in which the equity securities underlying any such underlying ETF or underlying index or the ordinary shares represented by the ADSs trade. These trading activities could potentially affect the exchange rate with respect to that currency and, if currency exchange rate calculations are involved in the calculation of the value of the underlying index, underlying ETF or ADSs, as applicable, could affect the value of the securities.

The historical performance of the underlying(s) is not an indication of future performance.

The historical performance of any underlying to which the securities may be linked, which will be included in the applicable pricing supplement, should not be taken as an indication of the future performance of that underlying during the term of the securities. Changes in the value of the underlying(s) will affect any payments made under, and the value of, the securities, but it is impossible to predict whether the value of the underlying(s) will rise or fall.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.

As calculation agent, CGMI, our affiliate, will determine, among other things, any value required to be determined under the securities and any amounts owed to you under the terms of the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity or, if applicable, any other payment owed to you under the securities. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. Such judgments could include, among other things:

•	determining whether a market disruption event has occurred;

•	if a market disruption event has occurred on any valuation date, determining whether to postpone that valuation date;

•	determining the value of an underlying to which your securities may be linked if the value is not otherwise available or a market disruption event has occurred;

•	if the securities are linked to an underlying that is an underlying company or an underlying ETF, determining the appropriate adjustments to be made to the terms of the securities upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments”;

•	if the securities are linked to an underlying company and if the shares of the underlying company are delisted and we do not exercise our call right, determining whether to select a successor company and, if so, which company to select as the successor company (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company”);

•	if the securities are linked to an underlying ETF, selecting a successor ETF or performing an alternative calculation of the closing value of the underlying ETF if the underlying ETF is delisted, liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”); and

•	if the securities are linked to an underlying index, selecting a successor underlying index or performing an alternative calculation of the value of the underlying index if the underlying index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index”).

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect any payment owed to you under the securities.

Securities with a barrier feature are subject to particular risks.

If the applicable pricing supplement so provides, any limitation on the downside exposure of the securities to the negative performance of the underlying(s) may not apply if the value of the underlying(s) is less than a specified barrier value on the valuation date (or the final valuation date if there is more than one valuation date). For such securities, if the value of the underlying(s) is less than the specified barrier value on the valuation date (or the final valuation date if there is more than one valuation date), you will be fully exposed to the decline in the underlying(s) from the applicable initial value. Unlike securities with a buffer amount, such securities offer no protection at all if the value of the underlying(s) is less than that specified barrier value, and it is possible that you will lose all of the stated principal amount of such securities.

Securities with a knock-in, knock-out or similar feature are subject to particular risks.

If the applicable pricing supplement so provides, one or more payments on the securities may be adversely affected if a specified event occurs, which may be described as a trigger event, a knock-in event, a knock-out event, a downside event, a fixing event or by another term. Any such event may occur if the closing value, intra-day level or trading price of the underlying(s) is less than, less than or equal to, greater than or greater than or equal to a specified value during a specified observation period, as specified in the applicable pricing supplement. Any such event may occur even if only as a result of a temporary drop or spike in the value of the underlying(s) that is quickly reversed. For such securities, you should carefully read the applicable pricing supplement to understand when the applicable event will occur and what the consequences of that event are on the amounts owed to you under the securities. Securities that are subject to any such event may not perform as well as securities that are not subject to such an event.

Securities that are subject to an automatic call feature or to our call right are subject to particular risks.

If the applicable pricing supplement specifies that an automatic call feature applies to the securities or that we have the right to call the securities on one or more call dates, your securities will be subject to particular risks. If the securities are called, either pursuant to the automatic call feature or our call right, and the applicable pricing supplement specifies that the securities will pay a coupon, you will not receive any remaining coupon payments to which you would otherwise be entitled over the term of the securities. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If an automatic call feature applies to the securities, it is likely that it will automatically provide for redemption at a time that is advantageous to us. If we have the right to call the securities, we will do so at a time that is advantageous to us and without regard to your interests.

Securities with a diminishing buffer are subject to particular risks.

If the applicable pricing supplement so provides, any limitation on the downside exposure of the securities to the negative performance of the underlying(s) may be diminished if the value of the underlying(s) is less than a specified buffer value on the final valuation date. For such securities, if the value of the underlying(s) is less than the specified buffer value on the final valuation date, you will lose more than 1% of the stated principal amount of the securities for every 1% the underlying(s) declines beyond the buffer value. The percentage of such magnified loss, which will progressively offset any protection that the buffer would offer, will be specified in the applicable pricing supplement. The lower the value of the underlying(s) on the final valuation date, the less benefit you will receive from the buffer. Unlike securities with a fixed buffer, securities with a diminishing buffer feature may expose you to the full negative performance of the underlying(s).

The initial value of the underlying(s) applicable to the securities may be determined after the securities are issued.

If the applicable pricing supplement so specifies, the initial value of the underlying(s) may be determined based on the arithmetic average of the closing values of the underlying(s) on one or more dates on or after the pricing date and possibly the issue date of the securities. As a result, the initial value of the underlying(s) may not be determined, and you may therefore not know the initial value of the underlying(s), until after the pricing date and possibly the issue date. Any change to the initial value of the underlying(s) as a result of changes in the value of the underlying(s) after the pricing date or the issue date may adversely affect your return on the securities.

We have no affiliation with the publisher of any underlying index or with any underlying company or underlying ETF to which the securities may be linked and are not responsible for its public disclosures.

We are not affiliated with the publisher of any underlying index or with any underlying company or underlying ETF to which the securities may be linked, and no such publisher or issuer will be involved in any of our offerings of the securities in any way. Consequently, we have no control over the actions of any such publisher or issuer, including any actions that could adversely affect the value of such underlying shares or underlying index. No such publisher or issuer has any obligation to consider your interests as an investor in the securities in taking any such actions. None of the money you pay for the securities will go to any such publisher or issuer.

In addition, as we are not affiliated with the publisher of any underlying index or with any underlying company or underlying ETF to which the securities may be linked, we do not assume any responsibility for the accuracy or adequacy of any information about any such underlying contained in the public disclosures of any such publisher or underlying. We have made no “due diligence” or other investigation into any such publisher or underlying in connection with the offering of the securities. As an investor in the securities, you should make your own investigation into the applicable underlying.

The securities will not be adjusted for all events that could affect the value of the underlying shares of any underlying company or underlying ETF to which the securities are linked.

For securities linked to an underlying that is an underlying company or underlying ETF, certain events may occur during the term of the securities that have a dilutive effect on the value of the underlying shares of such underlying or otherwise adversely affect the market price of such underlying shares. The calculation agent will make certain adjustments for some of these events, as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments.” However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such underlying shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of underlying shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the underlying shares of any underlying company or underlying ETF to which the securities are linked may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of the underlying shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If the securities are linked to an underlying that is an underlying company or an underlying ETF, even if the applicable underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified herein.

For securities linked to an underlying that is an underlying company or an underlying ETF, in general, an adjustment will not be made under the terms of the securities for any cash dividend paid on its underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the applicable underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” below.

Securities linked to an underlying that is an underlying company or an underlying ETF may become linked to a company or ETF other than the original company or ETF.

For securities linked to an underlying that is an underlying company or an underlying ETF, in connection with certain reorganization events described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Events” or in the event of the delisting of the underlying shares of such underlying from their exchange, the securities may become linked to a company or ETF other than the original company or ETF. For example, if an underlying to which the securities are linked enters into a merger agreement with another issuer that provides for holders of the original underlying shares to receive shares of the other issuer and such other shares are marketable securities, the closing value of the underlying at all times following consummation of the merger will be based on the value of such other shares. If the underlying shares of an underlying are delisted (other than in connection with a reorganization event) and we do not exercise our call right, if applicable, the calculation agent will have discretion to select another company or ETF to be the successor company or ETF, as applicable. In any such case, the value of the underlying will be determined by reference to the value of the underlying shares of the successor and, if specified in the applicable pricing supplement, you may receive such other shares at maturity. You may not wish to have investment exposure to any other company or ETF to which the securities may become linked and may not have bought the securities had they been linked to such other company or ETF at the time of your investment.

If the securities are linked to an underlying that is an underlying company or an underlying ETF, you will have no rights against the underlying, and you will not receive dividends on its underlying shares, unless and until you receive underlying shares at maturity.

As a holder of the securities, you will not be entitled to any rights with respect to any underlying or its underlying shares, including voting rights and rights to receive any dividends or other distributions on the underlying shares, but you will be subject to all changes affecting the underlying shares. You will have rights with respect to the underlying shares only when (and if) you receive underlying shares at maturity of the securities. No underlying is involved in the offering of the securities in any way, and no underlying has any obligation to consider your interests as a holder of securities.

For example, in the event that an amendment is proposed to an underlying’s certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive underlying shares (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of the applicable underlying shares in the event you receive underlying shares at maturity. Any such change to the underlying shares may adversely affect their market price, which will adversely affect the value of the securities and increase the likelihood that you lose money on your investment.

Securities linked to the worst performing of two or more underlyings are subject to particular risks.

If the applicable pricing supplement so specifies, the securities will be linked to the worst performing of two or more underlyings. The return on such securities, which may be negative, will be based on the performance of the underlying that has the worst performance over the term of the securities. Accordingly, you may lose money if one underlying performs poorly, even if the other underlying(s) perform(s) well. Such securities are not like securities linked to a basket, where the negative performance of one basket component might be offset to some degree by the positive, or lesser negative, performance of the other basket component. Instead, securities linked to the worst performing of two or more underlyings will reflect the performance of the underlying that has the worst performance with no offsetting benefit from the underlying(s) with the better performance.

The U.S. federal tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities that may be offered under this product supplement, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of them described in “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences (including, for non-U.S. investors, the withholding tax consequences) of ownership and disposition of the securities might be materially and adversely affected.

Moreover, the securities may be assumed by Citigroup Inc., as provided in the accompanying prospectus. The law regarding whether or not such an assumption would be considered a taxable modification of the securities is not entirely clear. In addition, a change in the methodology by which an underlying index is calculated, a change in the components of an underlying index, the designation of a successor underlying or other similar circumstances resulting in a material change to an underlying could also result in a taxable modification of the affected securities. If the IRS were to treat such an event as a taxable modification, a U.S. investor might be required to recognize gain (if any) on the securities and the timing and character of income recognized with respect to the securities after the taxable modification could be affected significantly. A changed treatment of the securities could have possible withholding tax consequences to Non-U.S. Holders (as defined under “United States Federal Tax Considerations — Tax Consequences to Non-U.S. Holders”).

As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of this product supplement entitled “United States Federal Tax Considerations” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors may be subject to withholding tax in respect of certain securities.

As described in this product supplement under “United States Federal Tax Considerations,” in connection with any withholding or information reporting requirements we may have in respect of the securities described below under “United States Federal Tax Considerations — Tax Consequences to Non-U.S. Holders — Securities Treated as Put Options and Deposits,” we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of those securities may treat some or all of each coupon payment to a non-U.S. investor as subject to withholding tax at a rate of 30% (or lower treaty rate). Moreover, it is possible that in the future we may determine that we should withhold on coupon payments we make on those securities to non-U.S. investors.

As described in this product supplement under “United States Federal Tax Considerations,” in respect of the securities described below under “United States Federal Tax Considerations — Tax Consequences to Non-U.S. Holders — Securities Treated as Prepaid Forward Contracts with Associated Coupons,” non-U.S. investors should expect to be subject to withholding tax in respect of coupon payments on those securities at a rate of 30% or a lower treaty rate.

Moreover, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to U.S. equities. This withholding regime generally applies to securities that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable regulations. The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of securities may be uncertain. Accordingly, even if we determine that certain securities are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those securities. Moreover, the application of Section 871(m) to a security may be affected by a non-U.S. investor’s other transactions. Non-U.S. investors should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS IN RESPECT OF U.S. FEDERAL WITHHOLDING TAXES.

Additional Risk Factors Relating to Securities Linked to an Underlying Company

If the underlying shares of an underlying company are delisted, we may call the securities prior to maturity.

In the case of securities linked to an underlying company, if the underlying shares of the underlying company are delisted from their exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the securities prior to the maturity date. If we exercise this call right, you will receive the amount described below under “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company.” This amount may be less, and possibly significantly less, than the stated principal amount of the securities and/or the total amount you would have received under the securities had you continued to hold your securities to maturity.

Additional Risk Factors Relating to Securities Linked to an Underlying ETF

The price and performance of the underlying shares of an underlying ETF may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF.

An underlying ETF may not fully replicate its underlying index (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of an underlying ETF will reflect transaction costs and fees that are not included in the calculation of the ETF underlying index. All of these factors may lead to a lack of correlation between the performance of an underlying ETF and its ETF underlying index. In addition, if an underlying ETF holds equity securities, corporate actions with respect to such equity securities (such as mergers and spin-offs) may impact the variance between the performances of the underlying ETF and its ETF underlying index. Finally, if an underlying ETF is traded on a securities exchange and is subject to market supply and investor demand, the market value of the underlying shares of the underlying ETF may differ from the net asset value per share of the ETF.

During periods of market volatility, securities held by an underlying ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying ETF and the liquidity of the underlying shares of the underlying ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem the underlying shares of an underlying ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares of an underlying ETF. As a result, under these circumstances, the market value of the underlying shares of an underlying ETF may vary substantially from the net asset value per share of the underlying ETF. For all of the foregoing reasons, the performance of the underlying shares of an underlying ETF may not correlate with the performance of its ETF underlying index and/or the net asset value per share of the underlying ETF, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

An underlying ETF that invests in non-U.S. companies may be subject to currency exchange rate risk.

If the securities are linked to an underlying ETF that invests in non-U.S. companies, holders of the securities will be exposed to currency exchange rate risk with respect to the currency in which the stocks of such non-U.S. companies trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each stock in the underlying ETF’s portfolio. If, taking into account such weighting, the U.S. dollar strengthens against the non-U.S. currency, the price of the stocks in which an underlying ETF invests will be adversely affected and the value of the securities may decrease.

An underlying ETF that invests in non-U.S. companies is subject to risks associated with non-U.S. markets.

Investments in securities linked to the price of equity securities of non-U.S. companies involve certain risks. Where the stock of a company in which an underlying ETF invests principally trades on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, share prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of such shares, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

Changes made by the investment adviser to an underlying ETF to which the securities may be linked or by the publisher of the index underlying that ETF could adversely affect the value of the securities.

We are not affiliated with the investment adviser to any underlying ETF to which the securities may be linked or with the publisher of the applicable ETF underlying index (each, a “sponsor” of the underlying ETF or the ETF underlying index, as applicable). Accordingly, we have no control over any changes any such sponsor may make to such underlying ETF or ETF underlying index. Any such sponsor may make changes to such underlying ETF or ETF underlying index, in methodology or otherwise, at any time. Any such changes may adversely affect the performance of the underlying ETF and, as a result, the performance of your securities.

Additional Risk Factors Relating to Securities Linked to an Underlying Index

Adjustments to an underlying index to which the securities may be linked could adversely affect the value of the securities.

The publisher of any underlying index to which the securities may be linked (its “sponsor”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. Moreover, the sponsor may discontinue or suspend calculation or publication of the underlying index at any time. In this latter case, the calculation agent will have the sole discretion to substitute a successor underlying index as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” below, and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

Additional Risk Factors Relating to Securities Linked to ADSs

The price of ADSs may not completely track the price of the underlying ordinary shares.

In the case of securities linked to an underlying company whose underlying shares are ADSs, you should be aware that the price of the ADSs may not completely track the price of the underlying ordinary shares represented by such ADSs. Active trading volume and efficient pricing for the underlying ordinary shares on the stock exchange(s) on which those ordinary shares principally trade will not necessarily indicate similar characteristics in respect of the ADSs. Factors such as the number of the ordinary shares that are available in ADS form outside the country in which those ordinary shares principally trade may affect the liquidity of the ADSs, which may be less than that of the underlying ordinary shares. In addition, the terms and conditions of the applicable depositary facility may result in less liquidity or a lower market price of the ADSs than for the ordinary shares.

Fluctuations in exchange rates will affect the price of ADSs.

There are significant risks related to an investment in securities that are linked to an underlying company whose underlying shares are ADSs that are quoted and traded in U.S. dollars and represent ordinary shares that are quoted and traded in a foreign currency. Such ADSs will trade differently from the ordinary shares they represent as a result of fluctuations in the currency exchange rate between the U.S. dollar and the applicable foreign currency. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. You should understand that, if the U.S. dollar strengthens relative to the currency in which the applicable ordinary shares trade, the price of the ADSs will likely decline for that reason alone.

Securities linked to non-U.S. companies are subject to risks associated with non-U.S. markets.

Investments in securities linked to non-U.S. companies involve certain risks. Where the underlying ordinary shares principally trade on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, share prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of such shares, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

Securities linked to ADSs may become linked to the ordinary shares represented by the ADSs.

For securities linked to an underlying company whose underlying shares are ADSs, if the ADSs are delisted (other than in connection with a reorganization event) and we do not exercise our call right, the calculation agent will have discretion to select the ordinary shares represented by the ADSs to be successor underlying shares. In any such case, the price of the underlying shares will be determined by reference to the price of the applicable underlying ordinary shares. You may not wish to have investment exposure to the underlying ordinary shares to which the securities may become linked and may not have bought the securities had they been linked to such underlying ordinary shares at the time of your investment.

Additional Risk Factors Relating to Securities Linked to a Basket

Changes in the values of the basket components may offset each other.

Changes in the values of the underlyings included in a basket may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more other basket components may not increase as much or may even decline. In such event, increases in the value of one or more of the components may be moderated, wholly offset or more than offset by lesser increases or declines in the value of the other components, particularly if the components that appreciate are of relatively low weight in the basket.

An investment in securities linked to a basket is not a diversified investment.

The fact that the securities may be linked to a basket of underlyings does not mean that the securities represent a diversified investment. First, although the applicable underlyings may differ in certain respects, they may bear similarities that cause them to perform in similar ways. For example, securities linked to a basket of U.S. equity indices will have exposure to U.S. equity markets, and such indices may respond in similar ways to economic events that affect the U.S. equity markets generally. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the securities. No amount of diversification that may be represented by the basket components will offset the risk that we may default on our obligations and Citigroup Inc. may default on its guarantee obligations under the terms of the securities.

Changes in the values of the basket components may be highly correlated.

Changes in the values of the underlyings included in a basket may become highly correlated during periods of decline in the value of such underlyings. This may occur because of events that have broad effects on markets generally or for other reasons. If changes in the values of the basket components become correlated in decline, a decline in the value of one basket component will not be offset by the performance of any other basket component and, in fact, each basket component will contribute to an overall decline in the level of the basket.

The basket components may not be equally weighted.

The underlyings included in a basket may be assigned different weights, if specified in the applicable pricing supplement. Underlyings that are assigned greater weights in the basket will have a greater impact on the performance of the basket than underlyings that are assigned lesser weights, and you will accordingly be subject to greater risk associated with the basket components that have such greater weights.

Description of the Securities

The following description of the general terms of the Securities supplements the general terms and provisions set forth in the accompanying prospectus supplement and prospectus. If any specific information regarding the Securities in this product supplement is inconsistent with the more general terms described in the accompanying prospectus supplement and prospectus, you should rely on the information in this product supplement.

The pricing supplement applicable to a particular issuance of Securities will contain the specific terms of those Securities. For Securities linked to an exchange-traded fund (“ETF”) or an equity index, a separate underlying supplement or the applicable pricing supplement may contain certain information regarding the applicable ETF or index. If any information in the applicable pricing supplement is inconsistent with this product supplement, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement and prospectus. It is important for you to consider carefully the information contained in this product supplement together with the information contained in the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the Securities.

General

The securities offered under this product supplement (the “Securities”) are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. Any payments due on the Securities are fully and unconditionally guaranteed by Citigroup Inc. The Securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the Securities will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Unlike conventional debt securities, the Securities do not provide for the repayment of a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of:

•	shares (including American depositary shares (“ADSs”)) of a company (an “Underlying Company”);

•	shares of an exchange-traded fund (an “Underlying ETF”);

•	an equity index (an “Underlying Index”); or

•	two or more of the foregoing,

as specified in the applicable pricing supplement. In this product supplement, we refer to any Underlying Company, Underlying ETF or Underlying Index to which the Securities are linked as an “Underlying.” You should carefully read the applicable pricing supplement to understand the circumstances in which the performance of the relevant Underlying(s) will cause you to receive less than the stated principal amount at maturity. The stated principal amount of each Security will be specified in the applicable pricing supplement.

You may lose some or all of the stated principal amount of the Securities, subject to the terms set forth in the applicable pricing supplement. In addition to the risks associated with the performance of the Underlying(s), any payments due on the Securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of any payments due on the Securities.

The Securities will mature on the date specified in the applicable pricing supplement (the “Maturity Date”). If the originally scheduled Maturity Date is not a Business Day, any payment required to be made on the Maturity Date will be made on the next succeeding Business Day, and no interest will accrue as a result of delayed payment. A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The payment to be made on the Maturity Date and, if applicable, any other payment that is determined by reference to the performance of the Underlying(s) will be based on the Closing Value of the Underlying(s) on one or more dates specified in the applicable pricing supplement (each, a “Valuation Date”), subject to the specific terms set forth in the applicable pricing supplement. The “Closing Value” of an Underlying on any date is (a) in the case of an Underlying Company or an Underlying ETF, the Closing Price (as defined below) of its Underlying Shares on such date, subject to “—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and (b) in the case of an Underlying Index, its Closing Level (as defined below) on such date.

With respect to an Underlying that is an Underlying Company or an Underlying ETF, its “Underlying Shares” are the shares of its common stock or other common equity (including ADSs representing its ordinary shares) that are traded on a U.S. national securities exchange on the applicable Pricing Date (or on such later date as such Underlying becomes an Underlying pursuant to the terms hereof, if applicable) or, if such Underlying has more than one class of shares of common stock or other common equity traded on a U.S. national securities exchange on the applicable Pricing Date (or such later date, if applicable), the class of shares specified with respect to such Underlying in the applicable pricing supplement on the Pricing Date (or by the Calculation Agent on such later date, if applicable), subject to the terms specified in this “Description of the Securities.”

We refer to the date on which a particular issuance of Securities is priced for initial sale to the public as the “Pricing Date.”

The “Calculation Agent” for each issuance of Securities will be our affiliate, Citigroup Global Markets Inc. (“CGMI”), or any successor appointed by us, unless otherwise specified in the applicable pricing supplement. The Calculation Agent will make the determinations specified in this product supplement or in the applicable pricing supplement. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Securities. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Consequences of a Market Disruption Event; Postponement of a Valuation Date

If a Market Disruption Event (as defined below) occurs with respect to an Underlying on any scheduled Valuation Date, the Calculation Agent may, but is not required to, postpone the applicable Valuation Date to the earliest of (i) the next succeeding Scheduled Trading Day (as defined below) for such Underlying on which a Market Disruption Event does not occur with respect to such Underlying and on which another Valuation Date does not or is not deemed to occur, (ii) the fifth Scheduled Trading Day for such Underlying immediately following the date that was originally scheduled to be such Valuation Date (or, in the case of two or more consecutive Scheduled Trading Days that are each scheduled Valuation Dates, past the fifth Scheduled Trading Day immediately following the date that was originally scheduled to be the last of such consecutive Valuation Dates) and (iii) the Business Day immediately preceding the Maturity Date.

If any scheduled Valuation Date is not a Scheduled Trading Day with respect to an Underlying, the applicable Valuation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day with respect to such Underlying and on which another Valuation Date does not or is not deemed to occur (subject to the immediately preceding paragraph) and (ii) the Business Day immediately preceding the Maturity Date.

Notwithstanding any postponement of a Valuation Date, if the Securities are linked to two or more Underlyings, the Closing Value (or Trading Price (as defined below) or Intra-Day Level (as defined below), if applicable) of each Underlying in respect of that Valuation Date will be determined based on (i) for any Underlying for which the originally scheduled Valuation Date is a Scheduled Trading Day and as to which a Market Disruption Event does not occur on the originally scheduled Valuation Date, the Closing Value of such Underlying on the originally scheduled Valuation Date and (ii) for any other Underlying, the Closing Value of such Underlying on the Valuation Date as postponed (or, if earlier, the first Scheduled Trading Day for such Underlying following the originally scheduled Valuation Date on which a Market Disruption Event does not occur with respect to such Underlying and on which another Valuation Date does not or is not deemed to occur).

If a Market Disruption Event occurs on a Valuation Date and the Calculation Agent does not postpone the Valuation Date, or if the Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then the Closing Value to be determined on such date will be determined as set forth in the definition of “Closing Price” (in the case of an Underlying Company or an Underlying ETF) or “Closing Level” (in the case of an Underlying Index) below, as applicable (and, if applicable, the Trading Price or Intra-Day Level to be determined on such date will be determined as set forth in the definition of “Trading Price” or “Intra-Day Level” below, as applicable). If two or more Valuation Dates are postponed to the same day and an average of the Closing Values of the applicable Underlying on two or more Valuation Dates is required to be determined, each Valuation Date that is postponed to such day shall be counted separately for purposes of determining such average.

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred; (ii) if a Market Disruption Event occurs, whether to postpone the applicable Valuation Date as a result of the Market Disruption Event; and (iii) if a Market Disruption Event occurs on a date on which any Closing Value (or Trading Price or Intra-Day Level, if applicable) is determined and the Closing Value (or Trading Price or Intra-Day Level, if applicable) is available pursuant to the ordinary procedure for determining the Closing Price or Closing Level, as applicable (or Trading Price or Intra-Day Level, if applicable), whether to determine such Closing Value (or Trading Price or Intra-Day Level, if applicable) by reference to such ordinary procedure or by reference to the alternative procedure described in the definition of “Closing Price” or “Closing Level”, as applicable (or “Trading Price” or “Intra-Day Level,” if applicable). In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF

Share Settlement

The applicable pricing supplement for certain Securities linked to an Underlying Company or an Underlying ETF may specify that, in certain circumstances, you will receive, for each Security you hold at maturity, a number of Underlying Shares of such Underlying equal to the Equity Ratio with respect to such Underlying. In lieu of any fractional share that you would otherwise receive in respect of the Securities, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Final Underlying Value). If applicable, the “Equity Ratio” with respect to any Underlying Company or Underlying ETF and its Underlying Shares will be specified in the applicable pricing supplement and will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.” The “Final Underlying Value” with respect to any Underlying Company or Underlying ETF will be the Closing Price of its Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date), unless otherwise specified in the applicable pricing supplement. If you receive Underlying Shares at maturity, the number of full Underlying Shares and any cash in lieu of a fractional share that you receive will be calculated based on the aggregate principal amount of Securities you hold.

If specified in the applicable pricing supplement, we may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any Underlying Shares. The amount of such cash will equal, for each Security you hold at maturity, (i) the Final Underlying Value of the Underlying whose Underlying Shares you would otherwise receive at maturity multiplied by (ii) the Equity Ratio with respect to such Underlying.

If we elect to pay you cash at maturity in lieu of delivering any Underlying Shares, the amount of that cash may be less than the market value of the applicable Underlying Shares on the Maturity Date because the market value will likely fluctuate between the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date) and the Maturity Date. Conversely, if we do not exercise our cash election right and instead deliver Underlying Shares to you on the Maturity Date, the market value of such Underlying Shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

The provisions set forth in this “Share Settlement” section shall apply only if the applicable pricing supplement specifies that you may receive Underlying Shares at maturity.

Determining the Closing Price

If the Securities are linked to an Underlying that is an Underlying Company or an Underlying ETF, the payment to be made on the Maturity Date and, if applicable, any other payment that is determined by reference to the performance of the Underlying(s) will depend on the Closing Price of the Underlying Shares of such Underlying on specified Valuation Dates, unless otherwise specified in the applicable pricing supplement.

“Closing Price” means, with respect to the Underlying Shares of an Underlying that is an Underlying Company or an Underlying ETF (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), on any date of determination:

(1) if such Underlying Shares (or other applicable securities) are listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such date of the Exchange (as defined below) for such Underlying Shares (or such other securities) or, if such price is not available on such Exchange, on any other U.S. national securities exchange on which such Underlying Shares (or such other securities) are listed or admitted to trading, or

(2) if such Underlying Shares (or other applicable securities) are not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such Underlying (or other applicable issuer), other than the Underlying (as defined below) with respect to any Underlying Shares that are ADSs, is organized outside the United States, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such Underlying Shares (or other applicable securities) (converted into U.S. dollars as provided under “—Delisting of an Underlying Company” below), in each case as determined by the Calculation Agent. If no such price is available pursuant to clauses (1) or (2) above, the Closing Price with respect to such Underlying Shares (or such other securities) on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of such Underlying Shares (or such other securities) obtained from as many dealers in such Underlying Shares (or such other securities) (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a Market Disruption Event (as defined below) occurs with respect to such Underlying Shares (or such other securities) on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price thereof on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions

The following definitions apply with respect to an Underlying that is an Underlying Company or an Underlying ETF.

“Closing Time” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), on any day, the Scheduled Closing Time (as defined below) of the Exchange for such Underlying Shares (or other applicable securities) on such day or, if earlier, the actual closing time of such Exchange on such day.

“Exchange” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), the principal U.S. national securities exchange on which trading in such Underlying Shares (or other applicable securities) occurs (or, if such Underlying Shares or other securities are not listed or admitted to trading on a U.S. national securities exchange, are issued by a company organized outside the United States and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which such Underlying Shares or other securities are listed or admitted to trading), as determined by the Calculation Agent.

“Exchange Business Day” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), any Scheduled Trading Day for such Underlying Shares (or other applicable securities) on which the Exchange and each Related Exchange for such Underlying Shares (or other applicable securities) are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

“Market Disruption Event” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), as determined by the Calculation Agent:

(1)	the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such Underlying Shares (or other applicable securities) or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such Underlying Shares (or other applicable securities) on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)	the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such Underlying Shares (or other applicable securities) or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such Underlying Shares (or other applicable securities), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)	the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such Underlying Shares (or other applicable securities) on the Exchange for such Underlying Shares (or other applicable securities), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)	the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Underlying Shares (or other applicable securities) on any Related Exchange for such Underlying Shares (or other applicable securities), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)	the closure on any Exchange Business Day of the Exchange or any Related Exchange for such Underlying Shares (or other applicable securities) prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)	the failure of the Exchange or any Related Exchange for such Underlying Shares (or other applicable securities) to open for trading during its regular trading session.

In the case of an Underlying ETF, in addition to the foregoing events, a Market Disruption Event shall occur with respect to such Underlying ETF if a Market Disruption Event would occur with respect to the index underlying such ETF pursuant to the definition of “Market Disruption Event” under “—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” below.

“Related Exchange” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), each exchange where trading has a material effect (as determined by the

Calculation Agent) on the overall market for futures or options contracts relating to such Underlying Shares (or other applicable securities).

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” means, with respect to an Underlying that is an Underlying Company or an Underlying ETF and its Underlying Shares (or any other securities in the circumstances described under “—Dilution and Reorganization Adjustments” below), a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for such Underlying Shares (or other applicable securities) are scheduled to be open for trading for their respective regular trading sessions. In the case of any Underlying Company or Underlying ETF the Underlying Shares of which are not listed or admitted to trading on a U.S. national securities exchange, are not ADSs and are issued by a company organized outside the United States, a Scheduled Trading Day must also be a Business Day. If on any relevant date any Underlying and its Underlying Shares have neither an Exchange nor a Related Exchange, then, with respect to such Underlying and its Underlying Shares, a Scheduled Trading Day shall mean a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the applicable Underlying Shares is not scheduled to be open for trading for its regular trading session, but on which the Exchange for such Underlying Shares is scheduled to be open for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

If certain events occur with respect to an Underlying that is an Underlying Company or an Underlying ETF, each Relevant Value with respect to such Underlying and, if applicable, the Equity Ratio, as well as any property we may deliver to you at maturity of the Securities, will be subject to adjustment as described below. For any such event, a “Relevant Value” is any value with respect to the Underlying Shares of the applicable Underlying that is (i) determined prior to the relevant Adjustment Date (as defined below) of such event and (ii) used in any calculation that also uses a value of the applicable Underlying Shares that is determined on a date on or after such Adjustment Date. For example, if any payment on the Securities is based on the percentage change from the Closing Value of the Underlying on the Pricing Date (the “Initial Underlying Value”) to the Closing Value of the Underlying on a specified Valuation Date and/or whether the Closing Value of the Underlying on a specified Valuation Date is greater than or less than a barrier value that is set at a specified percentage of the Initial Underlying Value on the Pricing Date (the “Barrier Value”), the Initial Underlying Value and the Barrier Value will each be a Relevant Value and subject to adjustment under the provisions set forth below. In addition, if a Reorganization Event (as defined below) or certain other events occur with respect to an Underlying that is an Underlying Company or an Underlying ETF, another company or ETF or other securities or property may be substituted for the original Underlying and/or its Underlying Shares for purposes of determining the Closing Value (or Trading Price, if applicable) of the Underlying on and after the Adjustment Date for such event and/or determining what you receive a maturity. Any of these adjustments could have an impact on any payment and/or delivery on the Securities. CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. The adjustments described below will be effected for events that have an applicable Adjustment Date from but excluding the Pricing Date to and including the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date). If we deliver Underlying Shares at maturity, the Equity Ratio will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the relevant Underlying Shares during the term of the Securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The securities will not be adjusted for all events that could affect the value of the underlying shares of any underlying company or underlying ETF to which the securities are linked” above.

For purposes of this section, (i) in the case of Underlying Shares that are shares of an Underlying Company (other than ADSs) or shares of an Underlying ETF, we use the term “Underlying Units” to refer to the applicable Underlying Shares, and references to “each” or “one” Underlying Unit are to each or one Underlying Share and (ii) in the case of Underlying Shares that are ADSs, we use the term “Underlying Units” to refer to the ordinary shares represented by such ADSs, and references to “each” or “one” Underlying Unit are to each or one such ordinary share.

With respect to Underlying Shares that are ADSs, the adjustments described below will not be made (i) if holders of the ADSs are not eligible to participate in the applicable transaction or event or (ii) if, and to the extent that, the Calculation Agent determines in its sole discretion that the Underlying or the depositary for the ADSs has made an adjustment to the number of ordinary shares represented by each ADS that corresponds to the adjustment that would otherwise be made as described below.

If the Securities are linked to a basket of Underlyings and the contribution of any Underlying that is an Underlying Company or an Underlying ETF to the value of the basket is determined by multiplying the Closing Value of such Underlying on the applicable Valuation Date by a multiplier initially fixed on the Pricing Date (a “Multiplier”), and if any event described below occurs that would otherwise require an adjustment to a Relevant Value, such Multiplier will be adjusted on the Adjustment Date for such event by dividing such Multiplier by the dilution adjustment fraction specified below with respect to the applicable event.

The Calculation Agent will have the discretion not to make any of the adjustments described below or to modify any of the adjustments described below if it determines that such adjustment would not be made in any relevant market for options or futures contracts relating to the applicable Underlying Shares (including, in the case of an Underlying ETF, options or futures contracts on the index underlying the applicable Underlying ETF) or that any adjustment made in such market would materially differ from the relevant adjustment described below.

The adjustments set forth in this “—Dilution and Reorganization Adjustments” section apply only with respect to an Underlying that is an Underlying Company or an Underlying ETF.

Stock Dividends, Stock Splits and Reverse Stock Splits

If any Underlying:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of Underlying Units with respect to its Underlying Units (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits its outstanding Underlying Units into a greater number of shares or

(3) combines its outstanding Underlying Units into a smaller number of shares,

then, in each of these cases, each Relevant Value with respect to the applicable Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of Underlying Units of such Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date and (ii) the denominator of which will be the number of such Underlying Units outstanding immediately after giving effect to such event. If applicable, an adjustment will also be made to the Equity Ratio with respect to the applicable Underlying by dividing the Equity Ratio by that dilution adjustment.

Issuance of Certain Rights or Warrants

If any Underlying issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of its Underlying Units entitling them to subscribe for or purchase such Underlying Units at a price per share less than the Then-Current Market Price of such Underlying Units, other than Excluded Rights (as defined below), then, in each case, each Relevant Value with respect to the applicable Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of such Underlying Units outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional Underlying Units which the aggregate offering price of the total number of Underlying Units offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of such Underlying Units (which will be determined by multiplying the total number of Underlying Units so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the

Then-Current Market Price) and (ii) the denominator of which will be the number of such Underlying Units outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional Underlying Units offered for subscription or purchase pursuant to the rights or warrants. If applicable, an adjustment will also be made to the Equity Ratio with respect to the applicable Underlying by dividing the Equity Ratio by that dilution adjustment. To the extent that, prior to the Maturity Date of the Securities, after the expiration of the rights or warrants, the applicable Underlying publicly announces the number of Underlying Units with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, each applicable Relevant Value with respect to such Underlying and, if applicable, the Equity Ratio with respect to such Underlying will be further adjusted to equal the Relevant Value or Equity Ratio, as applicable, which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Underlying Units for which such rights or warrants were actually exercised.

“Excluded Rights” means (i) rights to purchase Underlying Units pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the Underlying Units and may be redeemed by the Underlying.

The “Then-Current Market Price” of any Underlying Units, for the purpose of applying any dilution adjustment, means the average Closing Price per such Underlying Unit (determined in the case of ADSs by dividing the Closing Price of such ADSs by the number of Underlying Units then represented by one such ADS) for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date. For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the applicable Underlying on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If any Underlying (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of its Underlying Units, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of its Underlying Units, or declares a record date in respect of an issuance to all holders of its Underlying Units of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, each Relevant Value with respect to the applicable Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one such Underlying Unit less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Unit of such Underlying and (ii) the denominator of which will be the Then-Current Market Price of one such Underlying Unit. If applicable, an adjustment will also be made to the Equity Ratio with respect to the applicable Underlying by dividing the Equity Ratio by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the applicable Underlying Units consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the applicable Underlying), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the numerator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment to each Relevant Value with respect to the applicable Underlying and, if applicable, the Equity Ratio with respect to the applicable Underlying provided by such paragraph not be made and, in lieu of this adjustment, the Closing Value (or Trading Price, if applicable) of such Underlying on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price (or Trading Price, if applicable) of the

Underlying Shares of such Underlying on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final) so distributed or issued applicable to one Underlying Share. If, based on the Closing Value (or Trading Price, if applicable) of such Underlying as so determined, any specified condition is met so that, pursuant to the applicable pricing supplement (but for this sentence), holders are to receive a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying for each Security held at maturity, then in lieu thereof each holder of the Securities will receive per Security at maturity (x) a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)) and (y) the fair market value determined pursuant to clause (ii) of the immediately preceding sentence multiplied by the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date. In the case of ADSs, the capital stock, evidences of indebtedness, assets, rights or warrants applicable to one Underlying Share is equal to the capital stock, evidences of indebtedness, assets, rights or warrants applicable to one ordinary share represented by such ADSs multiplied by the number of such ordinary shares represented by one such ADS.

If any Underlying declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of its Underlying Units of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Value (or Trading Price, if applicable) of the applicable Underlying on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price (or Trading Price, if applicable) of the Underlying Shares of such Underlying plus the product of (i) the Closing Price (or Trading Price, if applicable) of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per Underlying Share. If, based on the Closing Value (or Trading Price, if applicable) of such Underlying as so determined, any specified condition is met so that, pursuant to the applicable pricing supplement (but for this sentence), holders are to receive a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying for each Security held at maturity, then in lieu thereof each holder of the Securities will receive per Security at maturity (x) a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)) and (y) the number of shares of such subsidiary capital stock distributed per Underlying Share multiplied by the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such shares of subsidiary capital stock on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)). In the case of ADSs, the number of shares of such subsidiary capital stock distributed per Underlying Share is equal to the number of such shares distributed per ordinary share represented by such ADS multiplied by the number of such ordinary shares represented by one such ADS. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If any Underlying declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of its Underlying Units, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the Underlying Units and (c) any cash distributed in a Reorganization Event referred to below, then in each case each Relevant Value with respect to the applicable Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the applicable Underlying Units less the amount of the distribution applicable to one Underlying Unit which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”) and (ii) the denominator of which will be the Then-Current Market Price of the applicable Underlying Units. If applicable, an adjustment will also be made to the Equity Ratio with respect to the applicable Underlying by dividing the Equity Ratio by that dilution adjustment. In the case of an Underlying that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the applicable Underlying with respect to which an adjustment to each Relevant Value and, if applicable, the Equity Ratio under this section “—Certain Extraordinary Cash Dividends” has not previously been made, per Underlying Unit exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per Underlying Unit and (b) 10% of the Closing Price of the Underlying Units (determined in the case of ADSs by dividing the Closing Price of such ADSs by the number of Underlying Units then represented by one such ADS) on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash. If the applicable Underlying pays a dividend on a periodic basis other than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under this section“—Certain Extraordinary Cash Dividends” would otherwise apply, the numerator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Value (or Trading Price, if applicable) of the applicable Underlying on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price (or Trading Price, if applicable) of the applicable Underlying Shares on such date and (ii) the amount of cash so distributed applicable to one Underlying Share. If, based on the Closing Value (or Trading Price, if applicable) of such Underlying as so determined, any specified condition is met so that, pursuant to the applicable pricing supplement (but for this sentence), holders are to receive a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying for each Security held at maturity, then in lieu thereof each holder of the Securities will receive per Security at maturity (x) a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)) and (y) cash in an amount per Security equal to the Equity Ratio with respect to such Underlying as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence. In the case of ADSs, the amount of cash applicable to one Underlying Share is equal to the amount of cash applicable to one ordinary share represented by such ADSs multiplied by the number of such ordinary shares represented by one such ADS.

Certain Changes to the Number of Underlying Units Represented by ADSs

With respect to any Underlying whose Underlying Shares are ADSs, if the number of ordinary shares represented by each such ADS changes other than in connection with an event described above in this section “—Dilution and Reorganization Adjustments”, then each applicable Relevant Value will be adjusted proportionately.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to any Underlying:

•	such Underlying reclassifies its Underlying Units, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of such Underlying, or any surviving entity or subsequent surviving entity of such Underlying, with or into another entity, other than a merger or consolidation in which such Underlying is the continuing company and in which the Underlying Units of such Underlying outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of such Underlying or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of such Underlying or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of Underlying Units of such Underlying with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding Underlying Units of such Underlying, or

•	any liquidation, dissolution or winding up of such Underlying (other than an Underlying that is an ETF) or any successor of such Underlying,

the Closing Value (or Trading Price, if applicable) of the applicable Underlying on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date. The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the applicable Underlying or any successor “as an entirety or substantially as an entirety.” The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Securities.

The “Transaction Value” will equal (i) for any Underlying whose Underlying Shares are not ADSs, the sum of (1), (2) and (3) below or (ii) for any Underlying whose Underlying Shares are ADSs, the number of ordinary shares of the applicable Underlying represented by each ADS immediately prior to the effective date of the applicable Reorganization Event multiplied by the sum of (1), (2) and (3) below:

(1)	for any cash received in a Reorganization Event, the amount of cash received per Underlying Unit,

(2)	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per Underlying Unit, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final, and

(3)	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price (or Trading Price, if applicable) per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per Underlying Unit, plus, in each case, if the applicable Underlying Shares continue to be outstanding following the Reorganization Event, the Closing Price (or Trading Price, if applicable) of such Underlying Shares.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above and indicated in the next two paragraphs below will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date) that would have required an adjustment as described above, had it occurred with respect to the Underlying Units or the Underlying. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

If an Underlying is subject to a Reorganization Event and any specified condition is met so that, pursuant to the applicable pricing supplement (but for this sentence), holders are to receive a number of the Underlying Shares of such Underlying equal to the Equity Ratio with respect to such Underlying for each Security held at maturity, then in lieu thereof each holder of the Securities will receive per Security at maturity (i) cash in an amount equal to the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the applicable Underlying Shares continue to be outstanding following the effective date of the Reorganization Event, a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)) and (iii) the number of Marketable Securities received per Underlying Unit in the Reorganization Event multiplied by the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of the Marketable Securities on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)).

In the case of an Underlying whose Underlying Shares are ADSs, if the applicable Underlying Units have been subject to a Reorganization Event and any specified condition is met so that, pursuant to the applicable pricing supplement (but for this sentence), holders are to receive a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying for each Security held at maturity, then in lieu thereof each holder of the Securities will receive per Security at maturity (i) cash in an amount equal to the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date multiplied by the product of (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of ordinary shares represented by each ADS immediately prior to the effective date of the Reorganization Event, (ii) if the applicable Underlying Shares continue to be outstanding following the effective date of the Reorganization Event, a number of such Underlying Shares equal to the Equity Ratio with respect to such Underlying (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of such Underlying Shares on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)) and (iii) the number of Marketable Securities received per Underlying Unit in the Reorganization Event multiplied by the product of (x) the number of ordinary shares represented by each ADS immediately prior to the effective date of the Reorganization Event and (y) the Equity Ratio with respect to such Underlying as of the relevant Adjustment Date (or, if we exercise any cash election right, the cash value thereof based on the Closing Price of the Marketable Securities on the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date)).

Notwithstanding the foregoing, in the case of an Underlying whose Underlying Shares are ADSs, we will not make any adjustment under this section “—Reorganization Events” if, and to the extent that, the Calculation Agent determines in its sole discretion that the Underlying or the depositary for the ADSs has made an adjustment to the property represented by each ADS that corresponds to the adjustment that would otherwise be made pursuant to this section.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

•	in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof,

•	in the case of any Reorganization Event, on the effective date of the Reorganization Event and

•	in the case of any change to the number of Underlying Units represented by each ADS, on the effective date of such change.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in any Relevant Value or Equity Ratio with respect to any Underlying will be required unless the adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment and, if applicable, upon delivery of any Underlying Shares at maturity. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the applicable Underlying, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date of the Securities, then, upon such cancellation, failure of approval or failure to occur, each applicable Relevant Value and, if applicable, the applicable Equity Ratio will be further adjusted to the Relevant Value or Equity Ratio, as applicable, that would have then been in effect had adjustment for the event not been made. All adjustments to any Relevant Value and, if applicable, the Equity Ratio shall be cumulative, such that if more than one adjustment is required to a Relevant Value or Equity Ratio, each subsequent adjustment will be made to the Relevant Value or Equity Ratio as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the applicable Underlying Shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting of an Underlying Company

The following adjustments and provisions will apply to Securities linked to an Underlying Company:

If the Underlying Shares of any Underlying Company to which the Securities are linked are delisted from their Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange (a “Delisting Event”), we will have the right, but not the obligation, to call the Securities for redemption on the third Business Day following the last Scheduled Trading Day for such Underlying Shares on which they are scheduled to trade on such Exchange; provided that, if public notice of such delisting is not provided at least five Business Days prior to such last Scheduled Trading Day, we may in our reasonable judgment specify a date later than such third Business Day as the date of redemption. If we elect to exercise such call right, we will provide to the trustee, and either we or the trustee (at our request) will provide to holders of the Securities (which shall be DTC for so long as the Securities are held in book-entry form), at least five Business Days’ notice of our election.

If we exercise this call right, we will redeem each Security for an amount in cash equal to the amount to be received on the Maturity Date, calculated as though the Last Valid Trading Day (as defined below) were the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date). For purposes of the immediately preceding sentence, if the applicable pricing supplement specifies that the Securities will pay a coupon, your final coupon payment will reflect the portion of the coupon that has accrued from and including the immediately preceding Coupon Payment Date on which a coupon payment was made (if required) (or the issue date, if there is no such Coupon Payment Date) to but excluding the date of redemption.

The “Last Valid Trading Day” means the last Scheduled Trading Day for the applicable Underlying Shares on which they are scheduled to trade on their Exchange; provided that, if the Closing Price of any Underlying Shares is not available pursuant to clause (1) or (2) of the definition of “Closing Price” or a Market Disruption Event occurs with respect to the applicable Underlying Shares on such last Scheduled Trading Day, the Calculation Agent may, but is not required to, deem the Last Valid Trading Day with respect to the affected Underlying Shares to be the first Scheduled Trading Day for such Underlying Shares preceding such last Scheduled Trading Day on which such Closing Price was available pursuant to clause (1) or (2) of the definition of “Closing Price” and a Market Disruption Event did not occur with respect to such Underlying Shares.

If a Delisting Event occurs and we do not exercise our right to call the Securities pursuant to the immediately preceding paragraphs, then the Calculation Agent may, but is not required to, select a Successor Company (as defined below) to be the applicable Underlying Company in accordance with the following paragraphs prior to open of business on the first Scheduled Trading Day for such Underlying Shares on which those Underlying Shares are no longer listed or admitted to trading on their Exchange (the “Change Date”).

The “Successor Company” with respect to any Underlying Company will be an Eligible Company (as defined below) selected by the Calculation Agent in its sole discretion from among the Top Three Eligible Companies. The “Top Three Eligible Companies” are the three (or fewer, if the Calculation Agent cannot identify three) Eligible

Companies whose shares (including ADSs) traded on a U.S. national securities exchange are, in the Calculation Agent’s sole determination, the most comparable to the Underlying Shares of the applicable original Underlying Company, taking into account such factors as the Calculation Agent deems relevant (including, without limitation, market capitalization, dividend history, trading characteristics, liquidity and share price volatility), excluding (i) any company that is subject to a trading restriction under the trading restriction policies of Citigroup Global Markets Holdings Inc. or any of its affiliates that would materially limit our ability or the ability of any of our affiliates to hedge the Securities with respect to the company and (ii) any other company that the Calculation Agent determines, in its sole discretion, not to select as the Successor Company based on legal or regulatory considerations. An “Eligible Company” is a company that (x) is organized in, or the principal executive office of which is located in, the country in which the applicable original Underlying is organized or has its principal executive office, (y) has shares (which may include ADSs) that are listed or admitted to trading on the New York Stock Exchange or The NASDAQ Stock Market and (z) has the same Global Industry Classification Standard (“GICS”) sub-industry code as the applicable original Underlying; provided that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in clauses (x), (y) and (z) are sufficiently comparable to the Underlying Shares of the original Underlying Company to select such company as the Successor Company, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (x) and (y) and has the same GICS industry group code as the applicable original Underlying; provided further that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in the immediately preceding proviso are sufficiently comparable to the Underlying Shares of the original Underlying Company to select such company as the Successor Company, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (y) and (z). If no GICS sub-industry or industry group code has been assigned to any applicable company, the Calculation Agent may select a GICS sub-industry and industry group code, as applicable, for such company in its sole discretion.

Upon the selection of any Successor Company by the Calculation Agent, on and after the Change Date, references in this product supplement or the applicable pricing supplement to the applicable Underlying Company will no longer be deemed to refer to the original Underlying Company and will be deemed instead to refer to the applicable Successor Company for all purposes, and references in this product supplement or the applicable pricing supplement to the Underlying Shares with respect to such Underlying Company shall be deemed to refer to the Underlying Shares of such Successor Company (and if such Successor Company has more than one class of shares (including ADSs) traded on a U.S. national securities exchange, the class that the Calculation Agent determines is most similar to the Underlying Shares of the original Underlying Company). Upon the selection of any Successor Company by the Calculation Agent, on and after the Change Date, each applicable Relevant Value will be equal to the Relevant Value immediately prior to the Change Date divided by a factor determined by the Calculation Agent in good faith, taking into account, among other things, the Closing Price of the applicable original Underlying Shares on the Last Valid Trading Day. If applicable, an adjustment will also be made to the applicable Equity Ratio by multiplying the Equity Ratio by that factor. Each Relevant Value and, if applicable, the Equity Ratio for the Successor Company as so determined will be subject to adjustment for certain corporate events related to the Successor Company occurring on or after the Change Date in accordance with “—Dilution and Reorganization Adjustments.”

Notwithstanding the foregoing, if the applicable original Underlying Shares are ADSs, in lieu of selecting a Successor Company, the Calculation Agent may select the ordinary shares represented by such ADSs (the “Original Ordinary Shares”) to be successor Underlying Shares for the applicable Underlying Company. In such event, on and after the Change Date, (a) each applicable Relevant Value will be equal to the Relevant Value immediately prior to the Change Date divided by the number of ordinary shares of the applicable Underlying represented by a single ADS as of the Last Valid Trading Day, (b) if applicable, an adjustment will also be made to the applicable Equity Ratio by multiplying the Equity Ratio by such number of ordinary shares and (c) the Closing Price (or Trading Price, if applicable) of such Original Ordinary Shares will be expressed in U.S. dollars by converting the Closing Price (or Trading Price, if applicable), if necessary, on any Valuation Date into U.S. dollars at the rate of the local currency of the applicable Original Ordinary Shares relative to the U.S. dollar using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the relevant date, or if this rate is unavailable, such rate as the Calculation Agent may determine.

The Calculation Agent will cause notice of the selection of a Successor Company or successor Underlying Shares and the calculation of each Relevant Value and, if applicable, the applicable Equity Ratio as described above for the Successor Company to be furnished to us and the trustee.

Delisting, Liquidation or Termination of an Underlying ETF

The following adjustments and provisions will apply to Securities linked to an Underlying ETF:

If the Underlying Shares of an Underlying ETF are delisted from their Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange, or if an Underlying ETF is liquidated or otherwise terminated (each, a “Termination Event”), the Calculation Agent may substitute for such Underlying ETF another ETF that the Calculation Agent determines, in its sole discretion, is comparable to such Underlying ETF (any such ETF, a “Successor ETF”). If the Calculation Agent selects any such Successor ETF, such Successor ETF will be substituted for such Underlying ETF for all purposes of the Securities, including but not limited to determining the Closing Value (or Trading Price, if applicable) of such Underlying ETF on any date of determination. In such event, the Calculation Agent will make such adjustments to any Relevant Value, Equity Ratio and/or Multiplier as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF, the Calculation Agent will cause notice thereof to be furnished to us and the trustee.

If as of any date of determination the Calculation Agent has not selected any Successor ETF that is available on such date of determination, the Closing Value (or Trading Price, if applicable) of the applicable Underlying ETF on such date of determination will be determined by the Calculation Agent, in its sole discretion, and will be equal to (i) the Closing Level (as defined below under “—Certain Additional Terms for Securities Linked to an Underlying Index—Determining the Closing Level”) or Intra-Day Level (as defined below under “—Certain Additional Terms for Securities Linked to an Underlying Index—Index-Linked Securities With an Observation Period”), as applicable, of the index underlying the applicable ETF (the “ETF Underlying Index”) (or any Successor ETF Underlying Index, as defined below) multiplied by (ii) a fraction, (x) the numerator of which is the Closing Price of the Underlying Shares of such Underlying ETF on the last Scheduled Trading Day for such Underlying Shares prior to the occurrence of such Termination Event on which a Closing Price was available (solely pursuant to clause (1) of the definition of “Closing Price”) and (y) the denominator of which is the Closing Level of the ETF Underlying Index (or any Successor ETF Underlying Index) on such last Scheduled Trading Day. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Value (or Trading Price, if applicable) as described above to be furnished to us and the trustee.

If the Closing Value (or Trading Price, if applicable) of any Underlying ETF is determined by reference to the ETF Underlying Index as described above, and the ETF Underlying Index is (i) not calculated and announced by the publisher of the ETF Underlying Index but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor underlying index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of that ETF Underlying Index, in each case the Calculation Agent may deem that underlying index (the “Successor ETF Underlying Index”) to be the applicable ETF Underlying Index and will calculate the Closing Level (or Intra-Day Level, if applicable) of that ETF Underlying Index by reference to the Closing Level (or Intra-Day Level, if applicable) of that Successor ETF Underlying Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the ETF Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF Underlying Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the Closing Value (or Trading Price, if applicable) of an Underlying ETF is determined by reference to the ETF Underlying Index as described above, and at any time the publisher of the ETF Underlying Index (i) announces that it will make a material change in the formula for or the method of calculating the ETF Underlying Index or in any other way materially modifies the ETF Underlying Index (other than a modification prescribed in that formula or method to maintain the ETF Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the ETF Underlying Index and no Successor ETF Underlying Index is chosen as described above, then the Calculation Agent will calculate the level of the ETF Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the ETF

Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the ETF Underlying Index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be substituted for the relevant level of the ETF Underlying Index for all purposes. In such event, the Calculation Agent will make such adjustments, if any, to any level of the ETF Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances.

Notwithstanding these alternative arrangements, the delisting of the Underlying Shares of any Underlying ETF, the liquidation or termination of any Underlying ETF or the discontinuance of the publication of any applicable ETF Underlying Index may adversely affect the value of the Securities.

Share-Linked Securities With an Observation Period

The applicable pricing supplement for certain Securities linked to an Underlying that is an Underlying Company or an Underlying ETF may specify that any payment on the Securities is contingent on the occurrence or non-occurrence of a specified event during a specified period of time consisting of two or more Scheduled Trading Days (an “Observation Period”). Such event may be referred to in the applicable pricing supplement as a trigger event, a knock-in event, a knock-out event, a downside event, a fixing event or by another term. For purposes of this product supplement, we refer to any such event as a “Trigger Event.” The following additional terms apply to Securities linked to an Underlying that is an Underlying Company or an Underlying ETF for which an Observation Period is applicable.

If the last day of the Observation Period is a Valuation Date, any postponement of such Valuation Date will not extend such Observation Period. For the avoidance of doubt, no day included in an Observation Period is a Valuation Date unless such day is specifically designated in the applicable pricing supplement as a Valuation Date.

The applicable pricing supplement will specify whether the Trigger Event is based on the Closing Value or the Trading Price of the applicable Underlying Shares. “Trading Price” means, with respect to any Underlying that is an Underlying Company or Underlying ETF and its Underlying Shares (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” above), at any time on any date of determination:

(1) if such Underlying Shares (or other applicable securities) are listed or admitted to trading on a U.S. national securities exchange on that date of determination, the most recently reported sale price, regular way, of the principal trading session on that date on the Exchange for such Underlying Shares (or other applicable securities), or

(2) if such Underlying Shares (or other applicable securities) are not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such Underlying (or other applicable issuer), other than the Underlying (as defined below) with respect to any Underlying Shares that are ADSs, is organized outside the United States, the most recently reported sale price, regular way, of the principal trading session on the Exchange for such security (converted into U.S. dollars as provided under “—Delisting of an Underlying Company” above), in each case as determined by the Calculation Agent. If no such price is available pursuant to clauses (1) or (2) above for more than, in the aggregate, two hours of trading of the principal trading session on the applicable Exchange or a Market Disruption Event occurs with respect to such Underlying Shares (or other applicable securities) on a date of determination, the Calculation Agent may, in its sole discretion, determine one Trading Price for such Underlying Shares (or other applicable securities) for the period during which such price is unavailable or such Market Disruption Event is continuing, and such Trading Price will be (a) the arithmetic mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares (or other applicable securities) obtained from as many dealers in such Underlying Shares (or other applicable securities) (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent, or (b) if no bid prices are provided from any third party dealers, the Trading Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. Solely for purposes of this paragraph, a Market Disruption Event will be deemed to occur with respect to Underlying Shares (or other applicable securities) if, in addition to any of the events described in the definition of “Market Disruption Event” above, any of the events described in clauses (1) through

(4) of such definition (disregarding the time period specified in such clauses) occurs for more than two hours of trading during the principal trading session of the relevant Exchange or any Related Exchange, as applicable.

Certain Additional Terms for Securities Linked to an Underlying Index

Determining the Closing Level

If the Securities are linked to an Underlying Index, the performance of the Securities will depend on the Closing Level of the Underlying Index on specified Valuation Dates, unless otherwise specified in the applicable pricing supplement.

The “Closing Level” of an Underlying Index on any date of determination will be the closing level of such Underlying Index on such day as published by the publisher of such Underlying Index (the “Underlying Index Publisher”), subject to the terms described under “—Discontinuance or Material Modification of an Underlying Index” below. If the closing level is not published by the Underlying Index Publisher on any date of determination, the Closing Level on that date will be the closing level of such Underlying Index as calculated by the Calculation Agent in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the failure to publish, but using only those securities included in that Underlying Index immediately prior to such failure to publish. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Index on any date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Level of the Underlying Index on such date either (x) pursuant to the immediately preceding sentence (using its good faith estimate of the value of any security included in the Underlying Index as to which an event giving rise to the Market Disruption Event has occurred) or (y) if available, using the closing level of the Underlying Index on such day as published by the Underlying Index Publisher.

Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions

The following definitions apply with respect to any Underlying Index, except as provided below under “—Certain Alternative Definitions for Multiple Exchange Indices.”

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

An “Exchange” means, with respect to any security included in an Underlying Index, the principal exchange or market on which trading in such security occurs.

An “Exchange Business Day” means, with respect to any Underlying Index, any Scheduled Trading Day for such Underlying Index on which the Exchange(s) for each security included in such Underlying Index and each Related Exchange for such Underlying Index are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to any Underlying Index, as determined by the Calculation Agent,

(1)	the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)	the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such Underlying Index or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(3)	the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of such Underlying Index on their relevant Exchanges, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(4)	the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Underlying Index on any Related Exchange for such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(5)	the closure on any Exchange Business Day for such Underlying Index of the Exchange(s) for securities comprising 20 percent or more of the level of such Underlying Index or any Related Exchange for such Underlying Index prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Scheduled Closing Time of such Exchange or Related Exchange on such Exchange Business Day (an “Early Closure”); or

(6)	the failure of the Exchange for any security included in such Underlying Index or any Related Exchange for such Underlying Index to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in an Underlying Index to the level of such Underlying Index will be based on a comparison of the portion of the level of such Underlying Index attributable to that security to the level of such Underlying Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

A “Related Exchange” for any Underlying Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Underlying Index.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” with respect to an Underlying Index means, as determined by the Calculation Agent, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of such Underlying Index (determined based on a comparison of the portion of the level of such Underlying Index attributable to that security to the level of such Underlying Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, for such Underlying Index are scheduled to be open for trading for their respective regular trading sessions. If such Exchanges do not include at least one U.S. national securities exchange, such day must also be a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the applicable Underlying Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of such Underlying Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day.

Certain Alternative Definitions for Multiple Exchange Indices

For any Underlying Index that is a Multiple Exchange Index, the following definitions will apply in lieu of the corresponding definitions above. A “Multiple Exchange Index” means the MSCI EAFE® Index, the MSCI Emerging Markets Index, the EURO STOXX 50® Index, the EURO STOXX® Banks Index, the EURO STOXX® Index, the EURO STOXX® Select Dividend 30 Index, the MSCI ACWI ex USA Index, the STOXX® Europe 50

Index, the STOXX® Europe 600 Index and any other Underlying Index that is designated in the applicable pricing supplement as a Multiple Exchange Index.

An “Exchange Business Day” means any Scheduled Trading Day on which the Underlying Index Publisher publishes the level of the Underlying Index and each Related Exchange is open for trading during its regular trading session, notwithstanding any such Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, as determined by the Calculation Agent,

(1)	Any of the following events occurs or exists with respect to any security included in the Underlying Index, and the aggregate of all securities included in the Underlying Index with respect to which any such event occurs comprise 20% or more of the level of the Underlying Index:

(a)	any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(b)	any event (other than an Exchange Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange; or

(c)	the closure on any Exchange Business Day of the relevant Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such relevant Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange system for execution at such actual closing time (an “Exchange Early Closure”).

(2)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Underlying Index:

(a)	any suspension of or limitation imposed on trading by any Related Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(b)	any event (other than a Related Exchange Early Closure (as defined below)) that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Underlying Index on any Related Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange; or

(c)	the closure on any Exchange Business Day of the relevant Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Related Exchange system for execution at such actual closing time (a “Related Exchange Early Closure”).

(3)	the failure of any Related Exchange to open for trading during its regular trading session; or

(4)	the failure of the Underlying Index Publisher to publish the level of the Underlying Index.

For purposes of this definition, the relevant percentage contribution of a security included in the Underlying Index to the level of the Underlying Index will be based on a comparison of the portion of the level of the

Underlying Index attributable to that security to the level of the Underlying Index, in each case using the official opening weightings as published by the Underlying Index Publisher as part of the market “opening data.”

A “Scheduled Trading Day” means, as determined by the Calculation Agent, a Business Day on which the Underlying Index Publisher is scheduled to publish the level of the Underlying Index and each Related Exchange is scheduled to be open for trading for its regular trading session. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange is not scheduled to be open for trading for its regular trading session to be a Scheduled Trading Day.

Discontinuance or Material Modification of an Underlying Index

For Securities linked to an Underlying Index, if the Underlying Index is (i) not calculated and announced by the Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor underlying index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, in each case the Calculation Agent may deem that underlying index (the “Successor Index”) to be the applicable Underlying Index. Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this product supplement or the applicable pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this product supplement or the applicable pricing supplement to the Underlying Index Publisher will be deemed to be to the publisher of the Successor Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If a relevant Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the applicable Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the level of the Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the Underlying Index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be the relevant Closing Level (or Intra-Day Level, if applicable) for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of any relevant Underlying Index may adversely affect the market value of the Securities.

Index-Linked Securities With an Observation Period

The applicable pricing supplement for certain Securities linked to an Underlying Index may specify that any payment on the Securities is contingent on the occurrence or non-occurrence of a specified event during a specified period of time consisting of two or more Scheduled Trading Days (an “Observation Period”). Such event may be referred to in the applicable pricing supplement as a trigger event, a knock-in event, a knock-out event, a downside event, a fixing event or by another term. For purposes of this product supplement, we refer to any such event as a “Trigger Event.” The following additional terms apply to Securities linked to an Underlying Index for which an Observation Period is applicable.

If the last day of the Observation Period is a Valuation Date, any postponement of such Valuation Date will not extend such Observation Period. For the avoidance of doubt, no day included in an Observation Period is a Valuation Date unless such day is specifically designated in the applicable pricing supplement as a Valuation Date.

The applicable pricing supplement will specify whether the Trigger Event is based on the Closing Level or the Intra-Day Level of an Underlying Index. The “Intra-Day Level” of an Underlying Index at any time on any date of determination will be the level of such Underlying Index as most recently published on such date by the relevant

Underlying Index Publisher, subject to the terms described under “—Discontinuance or Material Modification of an Underlying Index” above. If the level of the Underlying Index is not published by the Underlying Index Publisher for more than, in the aggregate, two hours on any date of determination or a Market Disruption Event occurs with respect to such Underlying Index on any date of determination, the Calculation Agent may, in its sole discretion, determine one Intra-Day Level for the applicable Underlying Index for the period during which the level is not published or a Market Disruption Event is continuing, and such Intra-Day Level will be the level of such Underlying Index as calculated by the Calculation Agent in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the failure to publish or the occurrence of the Market Disruption Event, as applicable, determined as of any time selected by the Calculation Agent during such period, but using only those securities included in that Underlying Index immediately prior to such failure to publish or the occurrence of the Market Disruption Event, as applicable, and, if applicable, using its good faith estimate of the value of any security included in the Underlying Index as to which an event giving rise to the Market Disruption Event has occurred. Solely for purposes of this paragraph, a Market Disruption Event will be deemed to occur with respect to the Underlying Index if, in addition to any of the events described in the definition of “Market Disruption Event” above, any of the events described in clauses (1) through (4) of such definition (disregarding the time period specified in such clauses) occurs for more than two hours of trading during the principal trading session of the relevant Exchange or any Related Exchange, as applicable.

Coupon

The Securities will not pay a coupon unless the applicable pricing supplement specifically provides otherwise. If the applicable pricing supplement specifies that the Securities will pay a coupon, the Securities will pay a coupon at the per annum rate specified in the applicable pricing supplement, which may be a fixed rate or may be determined by reference to the performance of the Underlying(s) or otherwise. If the applicable pricing supplement provides that the Securities will pay a coupon, holders of the Securities will receive the applicable coupon payment on the coupon payment dates specified in the applicable pricing supplement (each, a “Coupon Payment Date”). If the per annum rate varies over the term of the Securities based on the performance of the Underlying(s) or otherwise, the per annum rate for each Coupon Payment Date will be determined in the manner and on the Valuation Date specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, each coupon payment will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. Unless otherwise specified in the applicable pricing supplement, the coupon payable on the first Coupon Payment Date for an issuance of Securities will accrue from and including the issue date of such Securities to but excluding such first Coupon Payment Date, and the coupon payable on each succeeding Coupon Payment Date for an issuance of Securities will accrue from and including the immediately preceding Coupon Payment Date to but excluding such succeeding Coupon Payment Date.

Unless otherwise specified in the applicable pricing supplement, each coupon payment will be payable to the persons in whose names the Securities are registered at the close of business on the Business Day immediately preceding the applicable Coupon Payment Date (each a “Regular Record Date”), except that the final coupon payment will be payable to the persons who receive the payment at maturity. If any Coupon Payment Date is not a Business Day, the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no interest will accrue as a result of delayed payment. If any coupon payment on the Securities depends on the Closing Value of the Underlying(s) on a Valuation Date and such Valuation Date is postponed as provided under “—Consequences of a Market Disruption Event; Postponement of a Valuation Date” above and the relevant Coupon Payment Date is specified as a fixed date, such coupon payment will be made on the later of (i) the third Business Day after such Valuation Date (or the last such Valuation Date, if two or more consecutive Scheduled Trading Days are each scheduled Valuation Dates), as postponed and (ii) the Coupon Payment Date.

Automatic Call

If specified in the applicable pricing supplement, an automatic call feature will apply to the Securities in the circumstances and on the date(s) specified in the applicable pricing supplement. If an automatic call is triggered, the Securities will be redeemed for a cash payment that will be determined as set forth in the applicable pricing supplement. The Securities will not be subject to an automatic call feature unless the applicable pricing supplement so provides.

Call Right

If specified in the applicable pricing supplement, we will have the right to call the Securities, in whole or in part, on terms specified in the applicable pricing supplement. If applicable, the pricing supplement will specify the dates on which we may call the Securities, the price at which we may call the Securities and the circumstances in which we may call the Securities. If any date on which we elect to redeem the Securities falls on a day that is not a Business Day, the payment to be made upon redemption will be made on the next succeeding Business Day with the same force and effect as if made on the original date of redemption, and no interest will accrue as a result of delayed payment. We will not have the right to call the Securities unless the applicable pricing supplement so provides.

If we have the right to call the Securities, the provisions set forth under “Description of the Notes—Optional Redemption, Repayment and Repurchase” in the accompanying prospectus supplement will apply, subject to the terms set forth in the applicable pricing supplement.

Holders of the Securities will not have the right to require us to redeem the Securities prior to maturity, unless otherwise specified in the applicable pricing supplement.

No Redemption at the Option of the Holder; Defeasance

The Securities will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date (or the final Valuation Date, if there is more than one Valuation Date). For purposes of the immediately preceding sentence, if the applicable pricing supplement specifies that the Securities will pay a coupon, your final coupon payment will reflect the portion of the coupon that has accrued from and including the immediately preceding Coupon Payment Date on which a coupon payment was made (if required) (or the issue date, if there is no such Coupon Payment Date) to but excluding the date of acceleration.

In case of default under the Securities, whether in the payment of a coupon or any other payment due under the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global notes representing each issuance of Securities as custodian for DTC. The Bank of New York Mellon will serve as trustee for the Securities.

The CUSIP number for each issuance of Securities will be set forth in the applicable pricing supplement.

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Code. Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of underlying shares that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of underlying shares.

We will not attempt to ascertain whether any issuer of underlying shares, or shares that underlie an underlying index, to which the securities relate (collectively, the “Underlying Equity”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of the Underlying Equity were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange or other disposition of the securities. If a U.S. Holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. Holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Equity and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Equity is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal tax consequences set out in an applicable pricing supplement, which you should read before making a decision to invest in the relevant securities.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities. For example, the IRS could treat the securities in their entirety as debt instruments issued by us. Under this treatment, “long-term” securities (i.e., securities that mature, after taking into account the last possible date that the securities could be outstanding under their terms, more than one year from the date of their issuance) would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, in each year that you held the securities, you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities (whether or not we are required to make any payment with respect to the securities). In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income. You could also be subject to special reporting requirements if you recognize a loss above certain thresholds. If securities that are not “long-term” securities were treated as debt instruments, all or a portion of the gain you realize on a sale, exchange or retirement of the securities could be treated as ordinary income. It is also possible that the receipt of the underlying shares at maturity could be treated as a taxable event.

In the case of securities that we treat as Put Options and Deposits, each as defined below, it is possible, for example, that the entire amount of any coupon payments on the securities could be treated as income to you at the time received or accrued, and other information reporting agents may report income to you on this basis. Alternatively, the coupon payments on the securities might not be accounted for separately as giving rise to income to you until the sale or other taxable disposition of the securities.

For Non-U.S. Holders, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you, particularly in the case of coupons in respect of securities that we treat as Put Options and Deposits. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed below in "Possible Taxable Event," the treatment of the securities after such an event could differ from their prior treatment.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Except where stated otherwise, the following discussions of specific types of securities generally assume that the stated treatment of each type of security is respected and that no deemed retirement and reissuance of the securities has occurred. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Securities Treated as Prepaid Forward Contracts

The following discussion applies only to securities that we treat for U.S. federal income tax purposes as prepaid forward contracts.

Tax Treatment Prior to Maturity. Subject to the discussion in the next paragraph, you should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

However, if the payment at maturity becomes fixed (or subject to a fixed minimum amount that is approximately equal to or greater than the issue price) prior to maturity, the consequences are not entirely clear. A security might be treated as terminated and reissued for U.S. federal income tax purposes at such time, in which case you might be required to recognize gain (if any) in respect of the security. In addition, the timing and character of income you recognize in respect of the reissued security after that time could also be affected. You should consult your tax adviser regarding the treatment of the securities in such an event.

Taxable Disposition of the Securities. Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Subject to the discussions below under “— Possible Higher Tax on Securities Linked to ‘Collectibles’” and “— Possible Application of Section 1260 of the Code,” this gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

If you receive underlying shares (and cash in lieu of any fractional shares) at maturity, subject to the discussion below under “— Possible Application of Section 1260 of the Code,” you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. With respect to any cash received in lieu of a fractional share, you should recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

If you receive both cash and underlying shares at maturity, you should recognize gain or loss with respect to the cash received in an amount equal to the difference between the cash and the portion of your basis in the security that is allocated to the cash. Subject to the discussion below under “— Possible Application of Section 1260 of the Code,” you should not recognize any gain or loss with respect to the underlying shares received, and your basis in the underlying shares should be equal to the portion of your basis in the security that is allocated to the underlying shares. Although there is no direct authority governing the method by which you should allocate your basis in the security between the cash and underlying shares received, it would be reasonable to allocate them according to their relative fair market values upon receipt.

Your holding period for any underlying shares received should generally start on the day after receipt.

Possible Application of Section 1260 of the Code. If a security is linked to underlying consisting of an interest in one of a specified list of entities, including an exchange-traded fund or other regulated investment company, a real estate investment trust, partnership or PFIC (a “Section 1260 Underlying Equity”), depending upon the specific terms of the securities it is possible that an investment in a security will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” In the case of securities with certain features, such as a payment at maturity based on a leverage factor, the amount of “net underlying long-term capital gain” may be unclear. Unless otherwise established by clear and convincing evidence, the amount of net underlying long-term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Unless otherwise indicated in the applicable pricing supplement, due to the lack of governing authority under Section 1260, we do not expect that our counsel will be able to opine as to whether or how these rules will apply to the securities.

If you receive underlying shares at the maturity of a security that is treated as a “constructive ownership transaction,” you will be treated as disposing of the security at maturity for its fair market value in a taxable transaction for purposes of applying the constructive ownership rules to any gain that would be recognized on such deemed taxable disposition. The amount recognized and treated as ordinary income under this rule should generally give rise to an adjustment to any gain or loss subsequently recognized on a disposition of such underlying shares.

Because the determination of whether an underlying is a Section 1260 Underlying Equity generally depends on the issuer’s status for U.S. federal income tax purposes (e.g., as a PFIC), it may not be readily apparent whether an underlying is a Section 1260 Underlying Equity. Moreover, an underlying that is an equity index may include equities of a category that is subject to Section 1260 as well as other equity securities, in which case the potential application of Section 1260 to the relevant security may be unclear. We do not undertake to ascertain whether any specific equity security (including an equity security in an index) is a Section 1260 Underlying Equity. Accordingly, you should consult your tax adviser about the risk that Section 1260 will apply to the securities.

Possible Higher Tax on Securities Linked to “Collectibles.” Under current law, long-term capital gain recognized on a sale of “collectibles” (which includes, among others, metals) or an ownership interest in certain entities that hold collectibles is generally taxed at the maximum rate applicable to collectibles. It is possible that long-term capital gain from a taxable disposition of certain securities linked to an underlying that is a collectible or is one of certain entities holding collectibles would be subject to the rate applicable to collectibles, instead of the lower long-term capital gain rate. Prospective investors should consult their tax advisers regarding an investment in a security linked to a collectible or to an entity holding collectibles.

Securities Treated as Prepaid Forward Contracts with Associated Coupons

The following discussion applies to securities that we treat as prepaid forward contracts with associated coupon payments for U.S. federal income tax purposes.

The discussions under “— Securities Treated as Prepaid Forward Contracts,” other than the first paragraph under “— Securities Treated as Prepaid Forward Contracts — Tax Treatment Prior to Maturity,” apply to securities that we treat as prepaid forward contracts with associated coupon payments. Accordingly, prospective U.S. Holders should review those discussions regarding the U.S. federal income tax consequences of the ownership and disposition of such securities.

Coupon Payments. The U.S. federal tax treatment of coupon payments on the securities is unclear. The discussion herein generally assumes that the coupon payments on the securities are taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. However, if a different treatment applied, the timing and character of income arising from the coupon payments could differ. A different treatment could also affect your tax basis in the securities, and therefore the amount of gain or loss you recognize on a disposition of the securities. Except where stated otherwise, the discussion herein assumes that the coupon payments are taxable as ordinary income at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Securities Treated as Put Options and Deposits

The following discussion applies to securities that we treat as a put option (the “Put Option”) written by you with respect to the underlying, secured by a deposit equal to the issue price of the security (the “Deposit”). This discussion generally assumes that the issue price of the security is equal to the amount due at maturity or early retirement of the security (excluding the final coupon payment on the security) if the final value of the underlying equals or exceeds its initial value and that there is no circumstance in which the amount due to the investor with respect to a security exceeds the issue price of the security.

Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

Coupon Payments

Securities with a Term of Not More than One Year. Because the term of the securities is not more than one year, we intend to treat the Deposit as a “short-term obligation” issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit, and the following discussion is based on this treatment. Under this treatment, if you are an accrual-method holder, or a cash-method holder who so elects, you will be required to include the discount in income as it accrues on a straight-line basis, unless you elect to accrue the discount on a constant-yield method based on daily compounding. If you are a cash-method holder who does not elect to accrue the discount in income currently, (i) you should include interest paid on the Deposit upon receipt and (ii) you will be required to defer deductions for interest paid on any indebtedness you incurred to purchase or carry the securities in an amount not exceeding the amount of accrued discount, if any, that you have not included in income.

The Put Premium should not be taken into account until maturity or earlier redemption, sale or exchange of the securities. We will provide the amount of each coupon payment that we will allocate to interest on the Deposit and to Put Premium in the applicable final pricing supplement. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

Securities with a Term of More than One Year. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received in accordance with your method of tax accounting.

The Put Premium should not be taken into account until maturity or earlier redemption, sale or exchange of the securities. We will provide the amount of each coupon payment that we will allocate to interest on the Deposit and to Put Premium in the applicable final pricing supplement. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

Taxable Disposition Prior to Retirement

Securities with a Term of Not More than One Year. Upon a taxable disposition of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of the disposition. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (the “Deposit Value”) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security plus any amounts previously accrued into income but not yet paid). Any loss should be treated as short-term capital loss. Any gain should be treated as ordinary interest income to the extent of the amount of any accrued but unpaid discount on the Deposit not yet taken into income and any remaining gain should be treated as short-term capital gain.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Securities with a Term of More than One Year. Upon a taxable disposition of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of the disposition. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

Except with respect to any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest, you should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the Deposit Value and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement

The coupon payment received upon retirement should be treated as described above under “Coupon Payments.”

Receipt of Cash at Retirement. If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the final coupon payment, that is different from the stated principal amount of the security, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received (including the Put Premium received at maturity) plus the cash you receive at maturity, excluding the final coupon payment, and (ii) the stated principal amount.

Receipt of the Underlying Shares at Maturity. If you receive the underlying shares (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option. You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity), and should not recognize any gain or loss with respect to the Deposit or the underlying shares received. Assuming this treatment, you should have an aggregate tax basis in the underlying shares received equal to the Deposit less the total Put Premium received over the term of the securities. Your holding period for any underlying shares received should generally start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Securities Treated as Prepaid Forward Contracts

Subject to the possible application of Section 897 of the Code (see “—FIRPTA” below) and the discussions below under “—Dividend Equivalents Under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you.

Securities Treated as Prepaid Forward Contracts with Associated Coupons

Because significant aspects of the tax treatment of securities that we treat as prepaid forward contracts with associated coupons are uncertain, persons having withholding responsibility in respect of those securities may withhold on any stated interest payment paid to you, generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of those securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Subject to the possible application of Section 897 of the Code (see “— FIRPTA” below) and the discussions below under “— Dividend Equivalents Under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you (without taking into account any coupon payment) upon a taxable disposition of a security.

Securities Treated as Put Options and Deposits

Subject to the discussions below regarding Section 871(m) and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities (including with respect to the receipt of underlying shares), provided that you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person. This discussion applies only if the amount payable at maturity or earlier retirement of the security (other than any periodic coupon payment) does not exceed the issue price of the security.

While we currently do not intend to withhold on payments to Non-U.S. Holders on securities treated as Put Options and Deposits (subject to the Form W-8 certification requirement described above and the discussions below regarding Section 871(m) and “FATCA”), in light of the uncertain treatment of the securities, other persons having withholding or information reporting responsibility in respect of those securities may treat some or all of each coupon payment on a security as subject to withholding tax, generally at a rate of 30% or lower treaty rate. Moreover, it is possible that in the future we may determine that we should withhold on coupon payments on those securities.

Dividend Equivalents Under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as securities that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2025, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2025 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the security, i.e., when all material terms have been agreed on, and (ii) the issuance of the security. However, if the time of pricing is more than 14 calendar days before the issuance of the security, the calculation date is the date of the issuance of the security. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the security. As a result, you should acquire such a security only if you are willing to accept the risk that the security is treated as a Specified ELI subject to withholding under Section 871(m).

If the terms of a security are subject to a “significant modification” (for example, upon an event discussed below under “Possible Taxable Event”), the security generally will be treated as reissued for this purpose at the time of the significant modification, in which case the security could become a Specified ELI at that time.

If a security is a Specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the security or upon the date of maturity, lapse or other disposition of the security by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from coupons or other payments on the security, from proceeds of the retirement or other disposition of the security, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for Specified ELIs issued prior to 2025 that have a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, the pricing supplement will generally state the estimated amounts.

Depending on the terms of a security and whether or not it is issued prior to 2025, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the security references a Qualified Index or Qualified Index Security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Our determination is binding on Non-U.S. Holders and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to securities linked to U.S. equities and their application to a specific issue of securities may be uncertain. Accordingly, even if we determine that certain securities are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those securities. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

Prospective purchasers of securities that are Specified ELIs should consult their tax advisers regarding whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, including when we or another intermediary performs the withholding required under Section 871(m), it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). As discussed above, we will not attempt to ascertain whether any issuer of the Underlying Equity should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If a relevant issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, a security could be treated as a USRPI, in which case any gain from the disposition of the security would generally be subject to U.S. federal income tax and would be required to be reported by the Non-U.S. Holder on a U.S. federal income tax return, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, a security that is not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless its fair market value upon acquisition exceeds 5% of the relevant issuer's regularly traded class of interests as specified in the applicable Treasury regulations. In the case of securities that are regularly traded, a holding of 5% or less of the outstanding securities of that class or series generally should not be subject to the FIRPTA rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisers regarding whether their ownership interest in the securities will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in a relevant issuer.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income (including gain) from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on the securities.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Possible Taxable Event

A change in the methodology by which an underlying index is calculated, a change in the components of an underlying index, the designation of a successor underlying or other similar circumstances resulting in a material change to an underlying or to the method by which amounts payable are determined on the securities could result in a “significant modification” of the affected securities. In addition, while the tax consequences of the payment at maturity on a security becoming fixed (or subject to a fixed minimum amount that is approximately equal to or greater than the issue price) prior to maturity (an "early fixing event"), are not entirely clear, it is possible that an early fixing event could result in a significant modification of the affected securities.

As provided in the accompanying prospectus under “Description of Debt Securities — Citigroup Guarantees,” our obligations under the securities may be assumed by Citigroup Inc. We intend that Citigroup Inc. will assume the securities pursuant to this provision only in circumstances in which we expect to treat such an assumption as not giving rise to a “significant modification” of the securities and have been advised by our counsel that such treatment is reasonable under the circumstances and the law in effect at the time of such assumption. However, in light of the lack of clear authority regarding the treatment of such an assumption, there may be uncertainty regarding the correctness of this treatment. As a result, it is possible that the IRS may treat an assumption of the securities as a significant modification.

A significant modification of the securities would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued securities could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the securities after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the securities. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the securities.

Reportable Transactions

A taxpayer that participates in a "reportable transaction" is subject to information reporting requirements under Section 6011 of the Code. "Reportable transactions" include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level. In 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions. The notices apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction. While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the securities is not expected, if we, an index sponsor or calculation agent or other person were to exercise discretion under the terms of a security or an index underlying a security and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant securities would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties. We might also be required to report information regarding the transaction to the IRS. You should consult your tax adviser regarding these rules.

Information Reporting and Backup Withholding

Payments on the securities, as well as the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income, which includes, among other things interest and certain dividend equivalents (as defined above) under Section 871(m). While the tax treatment of securities that we treat as prepaid forward contracts with associated coupons is uncertain, you should expect that persons having withholding responsibility in respect of those securities will treat the coupons on those securities as FDAP income for this purpose. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI, govern the sale and purchase of the Securities.

The Securities will not be listed on a securities exchange, unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, CGMI, an affiliate of Citigroup Global Markets Holdings Inc., will be the underwriter of the sale of the Securities and will purchase the Securities as principal from Citigroup Global Markets Holdings Inc. at the public offering price less an underwriting discount specified in the applicable pricing supplement. CGMI may offer the Securities directly to the public at the public offering price specified in the applicable pricing supplement. CGMI may also offer the Securities to selected dealers, which may include dealers affiliated with Citigroup Global Markets Holdings Inc., at the public offering price less a selling concession specified in the applicable pricing supplement.

A portion of the net proceeds from the sale of the Securities will be used to hedge Citigroup Global Markets Holdings Inc.’s obligations under the Securities. Citigroup Global Markets Holdings Inc. may hedge its obligations under the Securities through an affiliate of Citigroup Global Markets Holdings Inc. and CGMI or through unaffiliated counterparties, and CGMI or such counterparties may profit from such expected hedging activity even if the value of the Securities declines. This hedging activity could affect the value of the Underlying(s) and, therefore, the value of and your return on the Securities. You should refer to the section “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of the underlying(s) may be affected by our or our affiliates’ hedging and other trading activities” in this product supplement, the section “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

Citigroup Global Markets Holdings Inc. has agreed to indemnify CGMI against liabilities relating to material misstatements and omissions with respect to the Securities, or to contribute to payments that CGMI may be required to make relating to these liabilities. Citigroup Global Markets Holdings Inc. will reimburse CGMI for customary legal and other expenses incurred by CGMI in connection with the offer and sale of the Securities.

Currently, secondary market sales of securities typically settle two Business Days after the date on which the parties agree to the sale.  Beginning May 28, 2024, secondary market sales of securities will typically settle on the next Business Day after the parties agree to the sale. Prior to May 28, 2024, if the issue date for the securities is more than two Business Days after the Pricing Date, investors who wish to sell the securities at any time prior to the second Business Day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Beginning May 28, 2024, if the issue date for the securities is more than one Business Day after the Pricing Date, investors who wish to sell the securities at any time prior to the Business Day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Medium-Term Senior Notes, Series N

Securities Linked to a Company, an ETF or an Equity Index

Product Supplement No. EA-02-10
March 7, 2023

(Including Prospectus and Prospectus Supplement each dated March 7, 2023)

Citigroup